Exhibit 10.02

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 27, 2004

AMONG

WILLIAMS CONTROLS INDUSTRIES, INC.,
and
WILLIAMS CONTROLS, INC.

jointly and severally as Borrowers

MERRILL LYNCH CAPITAL,
a Division of Merrill Lynch Business Financial Services Inc.,
as Administrative Agent, as a Lender and as

Sole Bookrunner and Sole Lead Arranger

AND

THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
Section 1.1	Certain Defined Terms
Section 1.2	Accounting Terms and Determinations
Section 1.3	Other Definitional Provisions
ARTICLE II LOANS AND LETTERS OF CREDIT
Section 2.1	Term Loans.
Section 2.2	Revolving Loans.
Section 2.3	Interest, Interest Calculations and Certain Fees.
Section 2.4	Notes
Section 2.5	Letters of Credit and Letter of Credit Fees.
Section 2.6	General Provisions Regarding Payment; Loan Account.
Section 2.7	Maximum Interest.
Section 2.8	Taxes.
ARTICLE III REPRESENTATION AND WARRANTIES
Section 3.1	Existence and Power
Section 3.2	Organization and Governmental Authorization; No Contravention
Section 3.3	Binding Effect
Section 3.4	Capitalization
Section 3.5	Financial Information.
Section 3.6	Litigation
Section 3.7	Ownership of Property
Section 3.8	No Default
Section 3.9	Labor Matters
Section 3.10	Regulated Entities
Section 3.11	Margin Regulations
Section 3.12	Compliance With Laws
Section 3.13	Taxes
Section 3.14	Compliance with ERISA.
Section 3.15	Brokers
Section 3.16	Related Transactions
Section 3.17	Employment, Equityholders and Subscription Agreements
Section 3.18	Compliance with Environmental Requirements; No Hazardous Materials
Section 3.19	Intellectual Property
Section 3.20	Real Property Interests
Section 3.21	Solvency
Section 3.22	Full Disclosure
Section 3.23	Representations and Warranties Incorporated from Other Operative Documents
ARTICLE IV AFFIRMATIVE COVENANTS
Section 4.1	Financial Statements and Other Reports
Section 4.2	Payment and Performance of Obligations
Section 4.3	Conduct of Business and Maintenance of Existence
Section 4.4	Maintenance of Property; Insurance.
Section 4.5	Compliance with Laws

i

Section 4.6	Inspection of Property, Books and Records
Section 4.7	Use of Proceeds
Section 4.8	Lenders’ Meetings
Section 4.9	[Reserved]
Section 4.10	Hazardous Materials; Remediation
Section 4.11	[Reserved]
Section 4.12	Further Assurances
ARTICLE V NEGATIVE COVENANTS
Section 5.1	Debt
Section 5.2	Liens
Section 5.3	Contingent Obligations
Section 5.4	Restricted Distributions
Section 5.5	Restrictive Agreements
Section 5.6	Payments and Modifications of Subordinated Debt
Section 5.7	Consolidations, Mergers and Sales of Assets
Section 5.8	Purchase of Assets, Investments
Section 5.9	Transactions with Affiliates
Section 5.10	Modification of Organizational Documents
Section 5.11	Fiscal Year
Section 5.12	Conduct of Business
Section 5.13	Investor Fees
Section 5.14	Lease Payments
Section 5.15	Bank Accounts
ARTICLE VI FINANCIAL COVENANTS
Section 6.1	Capital Expenditures
Section 6.2	Minimum EBITDA.
Section 6.3	Fixed Charge Coverage Ratio.
Section 6.4	Interest Coverage Ratio.
Section 6.5	Total Debt to EBITDA Ratio
ARTICLE VII CONDITIONS
Section 7.1	Conditions to Initial Funding
Section 7.2	Conditions to Each Loan and Support Agreement
ARTICLE VIII EVENTS OF DEFAULT
Section 8.1	Events of Default
Section 8.2	Acceleration and Suspension or Termination of Revolving Loan Commitment
Section 8.3	Cash Collateral
Section 8.4	Default Rate of Interest and Suspension of LIBOR Rate Options
Section 8.5	Setoff Rights
Section 8.6	Application of Proceeds
ARTICLE IX EXPENSES, INDEMNITY, TAXES AND RIGHT TO PERFORM
Section 9.1	Expenses
Section 9.2	Indemnity
Section 9.3	Taxes
Section 9.4	Right to Perform
ARTICLE X AGENT
Section 10.1	Appointment and Authorization

Section 10.2	Agent and Affiliates
Section 10.3	Action by Agent
Section 10.4	Consultation with Experts
Section 10.5	Liability of Agent
Section 10.6	Indemnification
Section 10.7	Right to Request and Act on Instructions
Section 10.8	Credit Decision
Section 10.9	Collateral Matters
Section 10.10	Agency for Perfection
Section 10.11	Notice of Default
Section 10.12	Successor Agent
Section 10.13	Disbursements of Revolving Loans; Payment.
Section 10.14	Additional Titled Agents
ARTICLE XI MISCELLANEOUS
Section 11.1	Survival
Section 11.2	No Waivers
Section 11.3	Notices
Section 11.4	Severability
Section 11.5	Amendments and Waivers
Section 11.6	Assignments; Participations; Replacement of Lenders.
Section 11.7	Headings
Section 11.8	Confidentiality
Section 11.9	GOVERNING LAW; SUBMISSION TO JURISDICTION
Section 11.10	WAIVER OF JURY TRIAL
Section 11.11	Publication; Advertisement.
Section 11.12	Counterparts; Integration
Section 11.13	Waiver of Consequential and Other Damages
Section 11.14	No Strict Construction

ANNEXES AND EXHIBITS

ANNEXES

Annex A	-	Commitment Annex
Annex B	-	Closing Checklist

EXHIBITS

Exhibit A	-	Assignment Agreement
Exhibit B	-	Excess Cash Flow Certificate
Exhibit C	-	Compliance Certificate
Exhibit D	-	Borrowing Base Certificate
Exhibit E	-	Notice of Borrowing

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of September 27, 2004 among WILLIAMS CONTROLS, INC., a Delaware corporation (“Holdings”), WILLIAMS CONTROLS INDUSTRIES, INC., a Delaware (“Williams”; together with Holdings, the “Borrowers” and each, individually, a “Borrower”), as Borrowers, the financial institutions from time to time parties hereto, each as a Lender, and MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender, as Agent, as Sole Bookrunner and as Sole Lead Arranger.

RECITALS:

WHEREAS, Borrowers desire that Lenders extend certain term credit and working capital facilities to Borrowers to provide funds necessary (i) to permit Holdings to repurchase Series B Preferred Stock, as described in that certain Schedule 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 and in accordance with the provisions of documents described therein (such transaction, together with the other transactions incidental thereto and expressly contemplated thereunder being referred to in their integrated entirety as the “Redemption”), (ii) to provide working capital financing for Borrower and (iii) to provide funds for other general business purposes of Borrower; and

WHEREAS, each Borrower desires to secure all of its joint and several obligations under the Financing Documents (as defined in Section 1.1 below) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its personal and real property, including without limitation all of the outstanding capital stock or other equity securities, as applicable, of each Subsidiary; and

WHEREAS, each Subsidiary is willing to guaranty all of the Obligations (as defined in Section 1.1 below) to Lenders under the Financing Documents, and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its personal and real property;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Certain Defined Terms.  The following terms have the following meanings:

“Accounts” means “accounts” (as defined in Article 9 of the UCC) of Williams and its Subsidiaries, including without limitation any and all rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, in each case, for purposes of calculating the Borrowing Base, net of any credits, rebates or offsets owed by Williams or any Subsidiary thereof to the respective customer.

“Affected Lender” has the meaning set forth in Section 11.6(c).

“Affiliate” means with respect to any Person (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person, (iii) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or persons functioning in substantially similar roles) and the spouses, parents, descendants and siblings of such officers and directors (or such other persons functioning in substantially similar roles).  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise..

“Agent” means Merrill Lynch in its capacity as administrative agent for the Lenders hereunder, as such capacity is established and subject to the provisions of Article X, and the successors of Merrill Lynch in such capacity.

“Agent Advances” has the meaning set forth in Section 2.2(a)(ii).

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“AIP” means American Industrial Partners, a Delaware general partnership.

“Approved Fund” means any (i) investment company, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license or other consensual disposition by any Credit Party of any asset, but excluding (i) dispositions of Inventory in the ordinary course of business, and (ii) dispositions of Cash Equivalents.

“Assignment Agreement” means an agreement substantially in the form of Exhibit A hereto.

“Available Investment Basket” means, as of any date of determination, an amount equal to (a) $1,500,000, plus (b) proceeds of cash equity contributed to Holdings to the extent not required to be applied to the Obligations and used, within thirty (30) days of being contributed, to fund an Investment in Permitted China Joint Ventures or in a Foreign Subsidiary, plus (c) cash distributions (including pursuant to repayment of intercompany loans permitted hereunder) received by Holdings or a Domestic Subsidiary of Holdings from a Permitted China Joint Venture or a Foreign Subsidiary, minus (d) aggregate cash Investments theretofore made by

Holdings and its Domestic Subsidiaries in Permitted China Joint Ventures and Foreign Subsidiaries.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”.

“Borrower”, as defined in the Preamble to this Agreement, refers to any or each of Williams or Holdings, as the context requires or otherwise permits.

“Borrowers”, as defined in the Preamble to this Agreement, refers to Williams and to Holdings on a joint and several basis.

“Borrower’s Account” means the account specified on the signature pages hereof below Borrower’s name into which Loans (other than Agent Advances, which shall be disbursed by Agent in a manner permitted by Section 2.2(a)(ii)) shall, absent other written instructions, be made, or such other account as Borrower may specify by written notice to Agent.

“Borrowing Base” means, as of any date of calculation, a dollar amount calculated pursuant to the Borrowing Base Certificate most recently delivered to Agent in accordance with the terms hereof, equal to the sum of 85% of Eligible Accounts and 60% of Eligible Inventory.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit D hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago are authorized by law to close and, in the case of a Business Day which relates to a LIBOR Loan, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” has the meaning provided in the Compliance Certificate.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Services, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by any Credit Party, or (v) any money market or mutual fund which invests only in the foregoing types of investments and the liquidity of which is satisfactory to Agent.

“Closing Checklist” means Annex B to this Agreement.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to the Security Documents.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means September 29, 2009.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit C hereto.

“Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of Holdings in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligations” means, with respect to any Person, any direct or indirect liability of such Person: (i) with respect to any debt, lease, dividend or other obligation of another Person if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such liability will be protected, in whole or in part, against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (iii) under any Swap Contract (but excluding any such liability to the extent constituting Debt); (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for any obligation of another Person pursuant to any agreement to purchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed determinable amount, the maximum amount so guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Credit Exposure” means any period of time during which the Revolving Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim with respect thereto.

“Credit Party” means Holdings, Williams and each of their respective direct and indirect Subsidiaries, provided, however, that Credit Party shall not include any of the Inactive Entities.

“Debt” of a Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (iv) all Capital Leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (vii) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) “earnouts” and similar payment obligations and (ix) all Debt of others Guaranteed by such Person.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms of any Financing Documents.

“Domestic Subsidiary” means a Subsidiary incorporated, formed or otherwise organized under the laws of a state within the United States.

“EBITDA” has the meaning as defined pursuant to the terms of the Compliance Certificate.

“Eligible Accounts” has the meaning provided in the Borrowing Base Certificate.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (a) Agent, and (b) unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed, and Borrower’s consent shall be deemed provided unless expressly withheld by Borrower within three (3) Business Days of request therefor); provided that notwithstanding the foregoing, (x) “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of the Revolving Loan Commitment, or has been approved as an Eligible Assignee by Agent.

“Eligible Inventory” has the meaning provided in the Borrowing Base Certificate.

“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender that (i) from time to time enters into a Swap Contract with Borrower or any Subsidiary and (ii) in the case of a Lender or an Affiliate of a Lender other than Agent, is expressly identified by Agent, in its sole discretion, as an Eligible Swap Counterparty.  Without limitation of Agent’s discretion to identify a Lender or Affiliate of a Lender as an Eligible Swap

Counterparty, no Lender or Affiliate of any Lender shall be designated an Eligible Swap Counterparty unless such Person maintains reporting systems acceptable to Agent with respect to Swap Contract exposure.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“Equity Documents” means, collectively, that certain Certificate of Amendment to the Certificate of Incorporation of Williams Controls, Inc. and those related documents described in and attached as forms to that certain Schedule 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, filed with the Securities and Exchange Commission on September 14, 2004, including, without limitation, the Certificate of Amendment to the Series A-1 Designation and that Certificate of Amendment to the Series B Designation, each filed on or about the date hereof by the Board of Directors of Holdings with the secretary of State of the State of Delaware and that certain Put and Call Agreement dated as of September 27, 2004  (the “Put and Call Agreement”) by and among Holdings and issued to Investor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Pension Plan), which Borrower maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Event of Default” has the meaning set forth in Section 8.1.

“Excess Cash Flow” has the meaning provided in the Excess Cash Flow Certificate.

“Excess Cash Flow Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit B hereto.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Financing Documents” means this Agreement, the Notes, the Security Documents, the Information Certificate, any fee letter between Merrill Lynch and Borrowers relating to the transactions contemplated hereby, any Swap Contract entered into between any Credit Party and any Eligible Swap Counterparty, any agreement subordinating the Subordinated Debt to all or any portion of the Obligations and all other documents, instruments and agreements contemplated herein or thereby and executed concurrently herewith or at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Year” means a fiscal year of the Borrowers, ending on September 30 of each calendar year.

“Fixed Charge Coverage Ratio” has the meaning provided in the Compliance Certificate.

“Foreign Lender” has the meaning set forth in Section 2.8(c).

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means (i) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) petroleum, its derivatives, by-products and other hydrocarbons, and (v) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Holdings” has the meaning set forth in the Preamble to this Agreement.

“Inactive Entities” means, collectively, Argotec Williams, Inc., Aptek Williams, Inc., WMCO-GEO, Inc., Hardee Williams, Inc., Kenco/Williams, Inc., NESC Williams, Inc., Premier Plastic Technologies, Inc., Proactive Acquisition Corporation, Waccamaw Wheel Williams, Inc., Williams Technologies, Inc., Williams World Trade, Inc., Williams Automotive, Inc., Techwood Williams, Inc., each a Delaware Corporation except for WMCO-GEO, Inc., which is a Florida corporation and Proactive Acquisition Corporation, which is a Michigan corporation, and each a wholly owned Subsidiary of Holdings.

“Indemnitees” has the meaning set forth in Section 9.2.

“Information Certificate” means that certain Information Certificate of even date herewith executed by Borrower and delivered to Agent.

“Intellectual Property” means, with respect to any Person, all patents, trademarks, trade names, copyrights, technology, know-how and processes, and all applications therefor, used in or necessary for the conduct of business by such Person.

“Interest Coverage Ratio” has the meaning provided in the Compliance Certificate.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower pursuant to Section 2.3(e); provided, that:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the Commitment Expiry Date; and (d) Borrower may not select any Interest Period for any portion of the Term Loan if, after giving effect to such selection, the aggregate principal amount of such portions of the Term Loan having Interest Periods ending after any date on which an installment of the Term Loan is scheduled to be repaid would exceed the aggregate principal amount of the Term Loan scheduled to be outstanding after giving effect to such repayment.

“Inventory” means “inventory” (as defined in Article 9 of the UCC) of Williams and its Subsidiaries.

“Investment” means any investment in any Person, whether by means of acquiring or holding securities, capital contribution, loan, time deposit, advance, Guarantee or otherwise.

“Investor” means American Industrial Partners Capital Fund III, L.P., a Delaware limited partnership.

“LC Issuer” means a bank or trust company acceptable to Merrill Lynch, as issuer of one or more Letters of Credit outstanding at any time.

“Lender” means each of (i) Merrill Lynch, (ii) each other financial institution party hereto, (iii) each other Eligible Assignee that becomes a party hereto pursuant to Section 11.6, (iv) Agent, to the extent of any Agent Advances and other Revolving Loans made by Agent which have not been settled among the Lenders pursuant to Section 10.13, and (v) the respective successors of all of the foregoing, and Lenders means all of the foregoing.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Security Documents, the term “Lender” shall include Eligible Swap Counterparties.

“Letter of Credit” means a standby letter of credit issued for the account of Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (i) the amount then available for drawing under all outstanding Letters of Credit (without regard to whether any conditions to drawing thereunder can then be met), to the extent subject to a Support Agreement plus (ii) the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under such Letters of Credit, to the extent subject to a Support Agreement.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in U.S. dollars for the applicable Interest Period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).  If Bloomberg Professional Service no longer reports the LIBOR or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or if Page

BBAM 1 no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index or replacement page, as the case may be.

“LIBOR Loans” means any Loans which accrue interest by reference to the LIBOR, in accordance with the terms of this Agreement.

“LIBOR Margin” means 3.75% per annum, with respect to the Revolving Loans and other Obligations (other than the Term Loan), and 4.25% per annum with respect to the Term Loan.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement and the other Financing Documents, each Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loans” means the Term Loan and the Revolving Loans, or any combination of the foregoing, as the context may require.

“Major Casualty Proceeds” means (i) the aggregate insurance proceeds received in connection with one or more related events under any Property Insurance Policy or (ii) any award or other compensation with respect to any condemnation of property (or any transfer or disposition of property in lieu of condemnation), if the amount of such aggregate insurance proceeds or award or other compensation exceeds $500,000.

“Management Agreement” means that certain Amended and Restated Management Services Agreement among Holdings, AIP and Dolphin Advisors, LLC, a Delaware limited liability company, dated as of September 27, 2004.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business, properties or prospects of the Credit Parties, taken as a whole, (ii) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted in any Financing Document or the value of any material Collateral.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7(b).

“Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by the Credit Party from or in respect of such transaction or event (including proceeds of any non-cash proceeds of such transaction), less (i) any out-of-pocket expenses reasonably incurred by such Person in connection therewith and (ii) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or payable by such Person in respect of such Asset Disposition.

“Notes” means the Term Notes and the Revolving Loan Notes, or any combination of the foregoing, as the context may require.

“Notice of Borrowing” means a written notice of a Responsible Officer, appropriately completed and substantially in the form of Exhibit E hereto.

“Notice of LC Credit Event” means a written notice from a Responsible Officer to Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (i) the date of issuance or increase of a Letter of Credit; (ii) the expiry date of such Letter of Credit; (iii) the proposed terms of such Letter of Credit, including the face amount; and (iv) the transactions or additional transaction or transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.  The Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with all Support Agreements and all Swap Contracts entered into with any Eligible Swap Counterparty.

“Operative Documents” means the Financing Documents and the Equity Documents.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Participant” has the meaning set forth in Section 11.6(b).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of Borrowers to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrowers.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Permitted China Joint Venture” means an arrangement pursuant to which Holdings or one of its Subsidiaries, and another Person who, prior to entering into such arrangement, is not an Affiliate of a Borrower, enter into a business relationship to engage in a business permitted by, or complimentary to a business permitted by Section 4.3 in the People’s Republic of China, provided (i) neither Borrowers nor any of their Subsidiaries (other than such Subsidiary if it is a Permitted China Joint Venture) shall have any liability, whether pursuant to contract or applicable law, for any obligations and liabilities of such other Person or joint venture except for the amount of the Investment therein to the extent permitted hereunder, and (ii) subject to Section 4.12 hereof, Holdings or its Subsidiary, as applicable, shall have pledged all of its interests therein to Agent, for the benefit of Agent and Lenders, as security for the Obligations, provided that in no event shall such Person be required to guaranty the Obligations or pledge its assets to secure the Obligations.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Liens” means Liens permitted pursuant to Section 5.2.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Prime Rate” means a variable per annum rate, as of any date of determination, equal to the greater of (i) the Federal Funds Rate plus one-half of one percent (0.50%) per annum and (ii) the rate from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates).  The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day.  In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Prime Rate Loans” means Loans which accrue interest by reference to the Prime Rate, in accordance with the terms of this Agreement.

“Prime Rate Margin” means 2.75% per annum, with respect to the Revolving Loans and other Obligations (other than the Term Loan), and 3.25% per annum with respect to the Term Loan.

“Property Insurance Policy” means any insurance policy maintained by any Credit Party covering losses with respect to tangible real or personal property or improvements or losses from business interruption.

“Pro Rata Share” means (i) with respect to a Lender’s right to receive payments of principal and interest with respect to the Term Loan , the Term Loan Commitment Percentage of such Lender, (ii) with respect to a Lender’s obligation to make Revolving Loans, such Lender’s right to receive payments of principal and interest with respect thereto, such Lender’s right to receive the unused line fee described in Section 2.3(b), and such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), the Revolving Loan Commitment Percentage of such Lender, and (iii) for all other purposes (including without limitation the indemnification obligations arising under Section 10.6) with respect to any Lender, the percentage obtained by dividing (x) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), plus such Lender’s then outstanding principal amount of the Term Loan by (y) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings of all Lenders), plus the then outstanding principal amount of the Term Loan.

“Redemption” is defined in the first Recital to this Agreement.

“Reimbursement Obligations” means, at any date, the obligations of Borrowers then outstanding to reimburse Merrill Lynch for payments made by Merrill Lynch under a Support Agreement.

“Reinvestment Reserve” has the meaning set forth in Section 2.1(c).

“Replacement Lender” has the meaning set forth in Section 11.6(c).

“Required Lenders” means at any time Lenders holding (i) sixty-six and two thirds percent (66 2/3%) or more of the sum of the Revolving Loan Commitment and the outstanding principal balance of the Term Loan or (ii) if the Revolving Loan Commitment has been terminated, sixty-six and two thirds percent (66 2/3%) or more of the sum of (x) the aggregate outstanding principal balance of the Loans plus (y) the aggregate amount of Reimbursement Obligations.

“Responsible Officer” means either of the Chief Executive Officer or Chief Financial Officer of either Borrower.

“Restricted Distribution” means as to any Person (i) any dividend or other distribution on any equity interest in such Person (except those payable solely in its equity interests of the same class) or (ii) any payment on account of (a) the purchase, redemption, retirement, defeasance, surrender or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person or (b) any option, warrant or other right to acquire any equity interests in such Person.

“Revolving Loan Borrowing” means a borrowing of a Revolving Loan.

“Revolving Loan Commitment” means the sum of each Lender’s Revolving Loan Commitment Amount.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount”, or, if different, in the most recent Assignment Agreement to which such Lender is a party.

“Revolving Loan Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage”, or, if different, in the most recent Assignment Agreement to which such Lender is a party.

“Revolving Loan Limit” means, at any time, the lesser of (i) the Borrowing Base, plus any Agent Advances and (ii) the Revolving Loan Commitment.

“Revolving Loan Note” has the meaning set forth in Section 2.4.

“Revolving Loan Outstandings” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Loans and the then existing Letter of Credit Liabilities.

“Revolving Loans” has the meaning set forth in Section 2.2(a), and includes all Agent Advances.

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (i) Guarantees payment or performance of all or any portion of the Obligations and/or (ii) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Settlement Date” has the meaning set forth in Section 10.13(a).

“Stated Rate” has the meaning set forth in Section 2.7(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.  Unless otherwise specified, the term Subsidiary shall refer to a Subsidiary of a Borrower.

“Support Agreement” has the meaning set forth in Section 2.5(a).

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest or currency exchange rates.

“Taxes” has the meaning set forth in Section 2.8.

“Taxpayer” means any Person described in Section 7701(a)(1) of the Code.

“Term Loan” has the meaning set forth in Section 2.1.

“Term Loan Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Commitment Percentage”, or, if different, in the most recent Assignment Agreement to which such Lender is a party.

“Term Note” has the meaning set forth in Section 2.4.

“Termination Date” has the meaning set forth in Section 2.2(c).

“Total Debt” has the meaning provided in the Compliance Certificate.

“UCC” means the Uniform Commercial Code of the State of Illinois or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

Section 1.2             Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of Holdings and its Consolidated Subsidiaries delivered to Agent and each of the Lenders.  If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Section 1.3             Other Definitional Provisions.  References in this Agreement to “Articles”, “Sections”, “Annexes” or “Exhibits” shall be to Articles, Sections, Annexes or Exhibits of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”.  Except as otherwise specified herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.

ARTICLE II
LOANS AND LETTERS OF CREDIT

Section 2.1             Term Loan.

(a)           Term Loan Amount.  On the terms and subject to the conditions set forth herein, the Lenders hereby agree to make a term loan in an original principal amount equal to $17,000,000 (“Term Loan”) to Borrowers on the Closing Date.  Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Percentage of the Term Loan and no Lender shall have any obligation to fund any portion of the Term Loan required to be funded by any other Lender, but not so funded.  Borrowers shall not have any right to re-borrow any portion of the Term Loan which are repaid or prepaid from time to time.

(b)           Scheduled Repayments.  There shall become due and payable, and Borrowers shall repay the Term Loan through, equal quarterly scheduled payments of $850,000 each (or, if less, the outstanding amount of the applicable Loan) on March 31, June 30, September 30 and December 31 of each year.  Notwithstanding the payment schedules set forth above, the outstanding principal amount of Term Loan shall become immediately due and payable in full on the Termination Date.

(c)           Mandatory Prepayments.  There shall become due and payable and Borrowers shall prepay the Term Loan (and the Revolving Loans, to the extent required by Section 2.1(e)(i)) in the following amounts and at the following times:

(i)            on the ninety-fifth (95th) day following the last day of each Fiscal Year, beginning with the Fiscal Year ending September 30, 2005, an amount equal to seventy five percent (75%) of Excess Cash Flow for such Fiscal Year;

(ii)           on the date on which any Credit Party (or Agent as loss payee or assignee) receives any payment which constitutes Major Casualty Proceeds, an amount equal to the amount of such payment; provided, that the recipient (other than Agent) of any payment which constitutes Major Casualty Proceeds may reinvest such payment within one hundred eighty (180) days, in replacement assets comparable to the assets giving rise to such payment; provided, that the aggregate amount which may be reinvested by Borrowers and their Subsidiaries (other than the Inactive Entities) pursuant to the preceding proviso may not exceed $500,000 in any Fiscal Year; provided, further, that if the applicable Credit Party does not intend to reinvest such payment, or if the time period set forth in this sentence expires without such Credit Party having reinvested such payment, Borrowers shall prepay the Loans in an amount equal to such payment;

(iii)          promptly upon receipt by any Credit Party of the proceeds from the issuance and sale of any Debt or equity securities (other than (1) proceeds of Debt securities expressly permitted pursuant to Section 5.1, (2) proceeds of the issuance of equity securities by Holdings received on or before the Closing Date, (3) proceeds from the issuance of equity securities to members of the management of any Credit Party and (4) proceeds of the issuance of equity securities to Borrower or any Subsidiary), an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such issuance and sale; and

(iv)          promptly upon receipt by any Credit Party of the proceeds of any Asset Disposition, an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Disposition; provided, that no prepayment shall be required pursuant to this Section 2.1(c)(iv) unless and until the aggregate Net Cash Proceeds received during any Fiscal Year from Asset Dispositions exceeds $500,000 (in which case all Net Cash Proceeds in excess of such amount shall be used to make prepayments pursuant to this Section 2.1(c)(iv)), and provided, that the recipient of such Net Cash Proceeds may reinvest such Net Cash Proceeds within one hundred eighty (180) days, in replacement fixed assets of a kind then used or usable in the business of such Credit Party.  If the applicable Credit Party does not intend to so reinvest such Net Cash Proceeds, or if the period set forth in the immediately preceding sentence expires without such Credit Party having reinvested such Net Cash Proceeds, Borrowers shall prepay the Loans in an amount equal to such Net Cash Proceeds.

Any amounts permitted to be reinvested pursuant to the preceding clauses (ii) or (iv) shall be immediately applied by Borrowers as a prepayment against then outstanding Revolving Loans, and Agent shall establish a reserve (the “Reinvestment Reserve”) against the Revolving Loan Limit in an amount equal to such permitted reinvestment amount.  So long as no Event of Default then exists, Agent shall permit Revolving Loan Borrowings to finance the making of reinvestments permitted pursuant to the preceding clauses (ii) and (iv), and shall concurrently reduce the Reinvestment Reserve by an equivalent amount.  Any remaining portion of the Reinvestment Reserve shall be reduced to zero (0) upon the expiration of the applicable reinvestment periods pursuant to the preceding clauses (ii) and (iv).

(d)           Optional Prepayments.  Borrowers may from time to time, on at least one (1) Business Day’s prior written notice to Agent specifying the date and amount of such prepayment, prepay the Term Loan in whole or in part; provided that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.  No payment pursuant to this Section 2.1(d) shall (except as reflected in any determination of Excess Cash Flow), reduce the amount of any payment required by Section 2.1(c).

(e)           All Prepayments.  Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.3(e)(iv).  All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Prime Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities.  All prepayments of the Term Loan shall be applied pro rata to the remaining installments thereof.  Following the payment in full of the Term Loan, any remaining amounts required by Section 2.1(c) to be used to prepay the Term Loan shall instead be applied as a repayment of the outstanding Revolving Loans and as a concurrent equivalent reduction of the Revolving Loan Commitment, pro rata among all Lenders having a Revolving Loan Commitment Percentage.

Section 2.2             Revolving Loans.

(a)           Revolving Loans and Borrowings.

(i)            On the terms and subject to the conditions set forth herein, each Lender severally agrees to make Loans to Borrowers from time to time as set forth herein equal to such Lender’s Revolving Loan Commitment Percentage of revolving loans (“Revolving Loans”) requested by Borrowers hereunder, provided that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit.  Within the foregoing limits, Borrower may borrow under this Section 2.2(a)(i), prepay or repay Revolving Loans as required or permitted under this Section 2.2 and re-borrow Revolving Loans pursuant to this Section 2.2(a)(i).

(ii)           Agent Advances.  Subject to the limitations set forth in this Section 2.2(a)(ii), Agent is hereby authorized by Borrowers and Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 7.2 have not been satisfied (including without limitation the condition precedent that the Revolving Loan Outstandings not exceed the Borrowing Base plus any other then outstanding Agent Advances), to make Revolving Loans to Borrowers on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (1) to preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, (3) to pay any amount chargeable to the Borrowers pursuant to the terms of this Agreement, including required principal payments on Term Loan, interest costs, fees and expenses as described in Section 9.1 and/or Section 9.4 or (4) to satisfy payment obligations under Support Agreements (any of the advances described in this Section 2.2(a)(ii) being hereafter referred to as “Agent Advances”); provided, that (i) Required Lenders may at any time revoke Agent’s authorization to make Agent Advances, except Agent Advances applied in the manner described in the preceding clauses (3) and (4), any such revocation to be in writing and to become effective prospectively upon the Agent’s receipt thereof, (ii) Agent Advances shall be made solely as Prime Rate Loans, (iii) the aggregate amount of Agent Advances outstanding at any time, exclusive of those made pursuant to the preceding clauses (3) and (4), shall not exceed $800,000 and (iv) Agent shall be prohibited from making Agent

Advances to the extent the making thereof would cause the Revolving Loan Outstandings (inclusive of Agent Advances) to exceed the Revolving Loan Commitment.

(b)           Advancing Revolving Loans.

(i)            Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed Revolving Loan Borrowing (other than Agent Advances), such Notice of Borrowing to be delivered no later than noon (Chicago time) (i) on the day of such proposed borrowing, in the case of Prime Rate Loans in an aggregate principal amount equal to or less than $5,000,000, (ii) on the Business Day prior to such proposed borrowing, in the case of Prime Rate Loans in an aggregate principal amount greater than $5,000,000 and (iii) on the third (3rd) Business Day prior to such proposed borrowing, in the case of all LIBOR Loans.  Once given, except as provided in Section 2.3(e)(ii), a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby.

(ii)           Borrowers hereby authorize Lenders and Agent to make Revolving Loans (other than LIBOR Loans) based on telephonic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrowers.  Borrowers agree to deliver to Agent a Notice of Borrowing in respect of each Revolving Loan requested by telephone no later than one Business Day following such request.  If the Notice of Borrowing differs in any respect from the action taken by Agent and Lenders, the records of Agent and the Lenders shall govern absent manifest error.  Each Borrower further hereby authorizes Lenders and Agent to make Revolving Loans based on electronic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrowers, but only after Agent shall have established procedures acceptable to Agent for accepting electronic Notices of Borrowing, as indicated by Agent’s written confirmation thereof.

(c)           Mandatory Revolving Loan Repayments and Prepayments.

(i)            The Revolving Loan Commitment shall terminate upon the earlier to occur of (i) the Commitment Expiry Date and (ii) the date on which Agent or Required Lenders elect to terminate the Revolving Loan Commitment pursuant to Section 8.2 (such earlier date being the “Termination Date”), and there shall become due and Borrowers shall pay on the Termination Date, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid interest thereon to but excluding the Termination Date.

(ii)           If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

Section 2.3             Interest, Interest Calculations and Certain Fees.

(a)           Interest.  From and following the Closing Date, depending upon Borrowers’ election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Prime Rate or the LIBOR, the Loans and the other Obligations shall bear interest at the applicable rates set forth below:

(i)            If a Prime Rate Loan, or any other Obligation other than a LIBOR Loan, then at the sum of the Prime Rate plus the applicable Prime Rate Margin.

(ii)           If a LIBOR Loan, then at the sum of the LIBOR plus the applicable LIBOR Margin.

(b)           Unused Line Fee.  From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (1) (a) the Revolving Loan Commitment less (b) the average daily balance of the Revolving Loan Outstandings during the preceding month, multiplied by (2) one half percent (0.50%) per annum.  Such fee is to be paid monthly in arrears on the first day of each month.

(c)           [Reserved]

(d)           Computation of Interest and Related Fees.  All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of a Prime Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest.  The date of payment of a Prime Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) days’ interest shall be charged.  Interest on all Prime Rate Loans is payable in arrears on the first day of each month and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on LIBOR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval.  In addition, interest on LIBOR Loans is due on the maturity of such Loans, whether by acceleration or otherwise.

(e)           LIBOR Provisions.

(i)            LIBOR Election.  All Loans made on the Closing Date shall be Prime Rate Loans and shall remain so until three (3) Business Days after the Closing Date.  Thereafter, Borrowers may request that Revolving Loans to be made be LIBOR Loans, that outstanding portions of Revolving Loans and outstanding portions of each Term Loan be converted to LIBOR Loans and that all or any portion of a LIBOR Loan be continued as a LIBOR Loan upon expiration of the applicable Interest Period.  Any such request will be made by submitting a Notice of Borrowing to Agent.  Once given, and except as provided in clause (ii) below, a Notice of Borrowing shall be irrevocable and Borrowers shall be bound thereby.  Upon the expiration of an Interest Period, in the absence of a new Notice of Borrowing submitted to Agent not less than three (3) Business Days prior to the end of such Interest Period, the LIBOR Loan then maturing shall be automatically converted to a Prime Rate Loan.  There may be no more than six (6) LIBOR Loans outstanding at any one time.  Loans which are not requested as LIBOR Loans in accordance with this Section 2.3(e)(i) shall be Prime Rate Loans.  Agent will notify Lenders, by telephonic or facsimile notice, of each Notice of Borrowing received by Agent not less than two (2) Business Days prior to the first day of the Interest Period of the LIBOR Loan requested thereby.

(ii)           Inability to Determine LIBOR.  In the event, prior to commencement of any Interest Period relating to a LIBOR Loan, Agent shall determine or be notified in writing by Required Lenders that adequate and reasonable methods do not exist for ascertaining LIBOR, Agent shall promptly provide notice of such determination to Borrowers and Lenders (which shall be conclusive and binding on Borrower and Lenders).  In such event (1) any request for a LIBOR Loan or for a conversion to or continuation of a LIBOR Loan shall be automatically withdrawn and shall be deemed a request for a Prime Rate Loan, (2) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan and (3) the obligations of Lenders to make LIBOR Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrowers and Lenders.

(iii)          Illegality.  Notwithstanding any other provisions hereof, if any law, rule, regulation, treaty or directive or interpretation or application thereof shall make it unlawful for any Lender to make, fund or maintain LIBOR Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrowers and the other Lenders.  In such an event, (1) the commitment of such Lender to make LIBOR Loans, continue LIBOR Loans as LIBOR Loans or convert Prime Rate Loans to LIBOR Loans shall be immediately suspended and (2) such Lender’s outstanding LIBOR Loans shall be converted automatically to Prime Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by law.

(iv)          LIBOR Breakage Fee.  Upon (i) any default by Borrowers in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrowers’ delivery to Agent of any applicable Notice of Borrowing or (ii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrowers shall promptly pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds) that any Lender may sustain as a result of such default or such payment.  For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

(v)           Increased Costs.  If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the LIBOR pursuant to the provisions of this Agreement), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Notes or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) above and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Notes with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

(f)            Capital Adequacy.  If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

Section 2.4             Notes.  The portion of the Term Loan made by each Lender shall be evidenced by a promissory note executed by each Borrower (a “Term Note”) and the portion of the Revolving Loans made by each Lender shall be evidenced by a promissory note executed by each Borrower (a “Revolving Loan Note”) in an original principal amount equal to such Lender’s Pro Rata Share of the Term Loan and the Revolving Loan Commitment, respectively.

Section 2.5             Letters of Credit and Letter of Credit Fees.

(a)           Letter of Credit.  On the terms and subject to the conditions set forth herein, Agent will prior to the Termination Date issue letters of credit or guarantees (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, a Letter of Credit so long as:

(i)            Agent shall have received a Notice of LC Credit Event at least two (2) Business days before the relevant date of issuance, increase or extension; and

(ii)           After giving effect to such issuance or increase (x) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $2,000,000 and (y) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

(b)           Letter of Credit Fee.  Borrowers shall pay to Agent, for the benefit of the Lenders which have committed to make Revolving Loans, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the LIBOR Margin then applicable to Revolving Loans.  Such fee shall be payable in arrears on the first Business Day of each calendar month prior to the Termination Date and on such date.  In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(c)           Reimbursement Obligations of Borrower.  If Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, Borrowers shall promptly reimburse Agent for the amount of such payment and, to the extent that so doing would not, to Agent’s knowledge, cause the Revolving Loan Outstandings to exceed the Revolving Loan Limit, Borrowers shall be deemed to have requested a Revolving Loan, the proceeds of which will be used to satisfy such Reimbursement Obligations.  Borrowers shall pay interest, on demand, on all amounts so paid by Agent for each day until Borrowers reimburse Agent therefor at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Revolving Loans (which are Prime Rate Loans) for such day.

(d)           Reimbursement and Other Payments by Borrower.  The obligations of Borrowers to reimburse Agent pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i)            any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii)           the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii)          any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv)          any affiliation between the LC Issuer and Agent; or

(v)           to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e)           Deposit Obligations of Borrower.  In the event any Letters of Credit are outstanding at the time that Borrowers prepay or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (1) deposit with Agent for the benefit of all Lenders with a portion of the Revolving Loan Commitment cash in an amount equal to one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liabilities to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (2) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit.  Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (1) to the extent not previously applied by Agent in the manner described herein.

(f)            Participations in Support Agreements.

(i)            Concurrently with the issuance of each Letter of Credit, Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Loan Commitment, Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and Borrowers’ Reimbursement Obligations with respect thereto.  If Borrowers do not pay any Reimbursement Obligation when due, then Borrowers shall be deemed to have immediately requested that Lenders make a Revolving Loan which is a Prime Rate Loan in a principal amount equal to such Reimbursement Obligation.  Agent shall promptly notify Lenders of such deemed request and each Lender shall make available to Agent its Pro Rata Share of such Loan.  The proceeds of such Loan shall be paid over by Agent to the LC Issuer for the account of Borrower in satisfaction of reimbursement obligations then owing by Borrowers to such LC Issuer in respect of outstanding Letters of Credit.

(ii)           If Agent makes any payment or disbursement under any Support Agreement and (x) Borrowers have not reimbursed Agent in full for such payment or disbursement in accordance with Section 2.5(c), (y) a Revolving Loan may not be made pursuant to the immediately preceding clause (i) or (z) any reimbursement received by Agent from Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Lender shall be irrevocably and unconditionally obligated to pay to Agent its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under

Section 2.5(c)).  To the extent any Lender shall not have made such amount available to Agent by noon (Chicago time) on the Business Day on which such Lender receives notice from Agent of such payment or disbursement, such Lender agrees to pay interest on such amount to Agent forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Prime Rate plus the Prime Rate Margin in respect of Revolving Loans.  Any Lender’s failure to make available to Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

Section 2.6             General Provisions Regarding Payment; Loan Account.

(a)           All payments to be made by Borrowers under any Financing Document, including payments of principal and interest on the Notes, and all fees, expenses, indemnities and reimbursements, shall be made without set-off or counterclaim, in lawful money of the United States of America and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  Borrowers shall make all payments in immediately available funds to the Payment Account before noon (Chicago time) on the date when due.  Notwithstanding anything to the contrary set forth in this Section 2.6(a), Agent shall be permitted, in its sole discretion, but subject to the limitations set forth in Section 2.2(a)(ii), to satisfy any of the payment obligations described in this Section 2.6(a) through the making of Agent Advances.

(b)           Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by Borrowers.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to Agent by Borrowers absent clear and convincing evidence to the contrary; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrowers’ duties to pay all amounts owing hereunder or under any other Financing Document.  Unless Borrowers notify Agent in writing of any objection to any such printout or statement (specifically describing the basis for such objection) within thirty (30) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

(c)           In order to efficiently fund and operate their respective businesses and minimize the number of borrowings which they will make under this Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, the Borrowers have requested, and the Agent and the Lenders have agreed that, subject to subsection 11.15, (i) all Loans will be advanced to and for the account of the Borrowers on a joint and several basis to the Borrowers’ Account and (ii) all Letters of Credit and Support Agreements will be issued pursuant to requests made by any Borrower on behalf of and for the account of Williams, the Reimbursement Obligations of which shall, notwithstanding the foregoing, be a joint and several obligation of Borrowers.  Each Borrower hereby acknowledges that it will be receiving substantial direct and indirect benefit from each Loan made and each Letter of Credit or Support Agreement issued pursuant to this Agreement since the successful operation of each of the Borrowers will be facilitated by the efficiencies achieved by the integrated financial management currently practiced by Borrowers.   In addition, Borrowers have informed the Agent that:

(i)            Holdings, in order to increase the efficiency and productivity of each Borrower, has centralized in itself a cash management system and treasury function which entails, in part, central disbursement and operating accounts in which it provides the working capital needs of each Borrower; and

(ii)           Since Borrowers are engaged in operations that benefit from financing on an integrated basis and since each Borrower expects to benefit from the continued successful performance of such integrated financial management and in order to best utilize the collective borrowing powers of each Borrower in the most effective and cost efficient manner and to avoid adverse effects on the financial management of each Borrower and the existing back-office practices of the Borrowers, each Borrower has requested that all Revolving Loans and advances be disbursed solely upon the request of Holdings and to bank accounts managed solely by Holdings and that Holdings will manage for the benefit of each Borrower the expenditure and usage of such funds.

(iii)          In consideration of the foregoing, Williams hereby designates, appoints, authorizes and empowers Holdings as its agent to act as specified herein and in each of the other Financing Documents (including, without limitation, for purposes of making payment to Agent on behalf of itself, of any amounts due or payable by Williams hereunder).  Williams hereby irrevocably authorizes and directs Holdings to take such action on its behalf under the respective provisions of this Agreement and the other Financing Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on its behalf:

(i)            to submit on behalf of Williams Notices of Borrowing to Agent in accordance with the provisions of this Agreement;

(ii)           to receive on behalf of each Borrower the proceeds of the Loans in accordance with the provisions of this Agreement, such proceeds to be disbursed to or for the account of the applicable Borrower as soon as practicable after its receipt thereof;

(iii)          to submit on behalf of Williams requests for the issuance of Letters of Credit and Support Agreements in accordance with the provisions of this Agreement; and

(iv)          to submit on behalf of each Borrower, Compliance Certificates, Excess Cash Flow Certificates, and all other certificates, notices and other communications given or required to be given, hereunder.

(d)           The administration by Agent and Lenders of this credit facility under this Agreement as a co-borrowing facility in the manner set forth herein is solely as an accommodation to Borrowers and at their request and neither Agent nor any Lender shall incur any liability to any of the Borrowers as a result thereof.

Section 2.7                                      Maximum Interest.

(a)           In no event shall the interest charged with respect to the Notes or any other obligations of Borrowers under any Financing Document exceed the maximum amount permitted under the laws of the State of Illinois or of any other applicable jurisdiction.

(b)           Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrowers shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c)           In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.

(d)           In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8             Taxes.

(a)           All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding taxes imposed on or measured by Agent’s or any Lender’s net income by the jurisdiction under which Agent or such Lender is organized or conducts business (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrowers will:  (a) pay directly to the relevant authority the full amount required to be so withheld or deducted; (b) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and (c) pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required.  If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrowers will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which Agent or such Lender first made demand therefor.

(b)           If Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, each Borrower shall, jointly and severally, indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(c)           Each Lender that (i) is organized under the laws of a jurisdiction other than the United States of America and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 11.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender, a “Foreign Lender”) shall execute and deliver to Borrowers and Agent one or more (as Borrowers or Agent may reasonably request) United States Internal Revenue Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to a complete exemption from withholding or deduction of Taxes.  Borrowers shall not be required to pay additional amounts to any Lender pursuant to this Section 2.8 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph.

ARTICLE III
REPRESENTATION AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1             Existence and Power.  Each Credit Party is an entity as specified on the Information Certificate, duly organized, validly existing and in good standing under the laws of the jurisdiction specified on the Information Certificate, has an organizational identification number (if any) as specified on the Information Certificate, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on the Information Certificate, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

Section 3.2             Organization and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any governmental body, agency or official and do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the Organizational Documents of any Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not reasonably be expected to have a Material Adverse Effect.

Section 3.3             Binding Effect.  Each of the Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4             Capitalization.  The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on the Information Certificate.  All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities.  The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on the Information Certificate.  No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding.  Except as set forth on the Information Certificate, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5                                      Financial Information.

(a)           The consolidated and consolidating balance sheet of Holdings and its Consolidated Subsidiaries (including, without limitation, Williams) as of September 30, 2003 and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, reported on by KPMG LLP, copies of which have been delivered to Agent, fairly present, in conformity with GAAP, the consolidated and consolidating financial position of Holdings and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations, changes in stockholders’ equity and cash flows for such period.

(b)           The un-audited consolidated and consolidating balance sheet of Holdings and its Consolidated Subsidiaries as of May 31, 2004 and the related un-audited consolidated and consolidating statements of operations and cash flows for the eight months then ended, copies of which have been delivered to Agent, fairly present, in conformity with GAAP (except where otherwise noted) applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of Holdings and its Consolidated Subsidiaries as of such date and their consolidated and consolidating results of operations and cash flows for the eight months then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)           The pro forma balance sheet of Holdings and its Consolidated Subsidiaries (including, without limitation, Williams) as of May 31, 2004, copies of which have been delivered to Agent, fairly presents, in conformity with GAAP (except where otherwise noted) applied on a basis consistent with the financial statements referred to in Section 3.5(a), the consolidated and consolidating financial position of Holdings and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to (i) the transactions contemplated by the Operative Documents, (ii) the making of the Loans, (iii) the application of the proceeds therefrom as contemplated by the Operative Documents and (iv) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet.  As of the date of such balance sheet and the date hereof, no Credit Party had or has any material liabilities, contingent or otherwise, including liabilities for taxes, long-term leases or forward or long-term commitments, which are not properly reflected on such balance sheet.

(d)           The information contained in the most recently delivered Borrowing Base Certificate is complete and correct and the amounts shown therein as “Eligible Accounts” and “Eligible Inventory” have been determined as provided in the Financing Documents.

(e)           Since September 30, 2003 there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of Borrowers and their Consolidated Subsidiaries, taken as a whole.

(f)            Holdings has no significant assets or liabilities other than its ownership of Williams and as expressly identified on the Information Certificate.  Holdings owns 100% of the issued and outstanding capital stock of each of the Inactive Entities.  None of the Inactive Entities has any significant assets or, other than as specifically set forth in the Information Certificate, any significant liabilities.

Section 3.6             Litigation.  There is no action, suit or proceeding pending against, or to Borrowers’ knowledge threatened against or affecting, any Credit Party or, to Borrowers’ knowledge, any party to any Operative Document other than a Credit Party, before any court or arbitrator or any governmental body, agency or official in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Operative Documents.

Section 3.7             Ownership of Property.  Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported to be owned or leased (as the case may be) by such Person on the pro forma balance sheet referred to in Section 3.5(c), except as disposed of in the ordinary course of business.

Section 3.8             No Default.  No Default or Event of Default has occurred and is continuing and no Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9             Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes pending or, to Borrowers’ knowledge, threatened against any Credit Party.  Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.  All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be.  The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10           Regulated Entities.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.  No Credit Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.

Section 3.11           Margin Regulations.  None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12           Compliance With Laws.  Each Borrower and each Subsidiary is in compliance with the requirements of all applicable laws, ordinances, rules, regulations and requests of governmental authorities, except for such laws, ordinances, rules, regulations and requirements the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

Section 3.13           Taxes.  Except to the extent subject to a Permitted Contest, all Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid.  Except to the extent subject to a Permitted Contest, all Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14                                Compliance with ERISA.

(a)           Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects.  Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently.  No Credit Party has incurred liability for any material excise tax under Sections 4971 through 5000 of the Code.

(b)           During the thirty-six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty.  No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan.  All contributions (if any) have been made on a timely basis to any Multiemployer Pension Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15           Brokers.  Except as set forth in the Information Certificate, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

Section 3.16           Related Transactions.  But for the funding of the Loans hereunder, all conditions precedent (including all filings with governmental authorities and all consents) have been fully satisfied.  The transactions contemplated by the Equity Documents and the Subordinated Debt Documents to be consummated on or prior to the date hereof have been so consummated (including without limitation the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Operative Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable provisions of law.

Section 3.17           Employment, Equityholders and Subscription Agreements.  Except for the Operative Documents and the other agreements set forth in the Information Certificate, as of the Closing Date there are no (i) employment agreements covering the management of any Credit Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Credit Party, (iii) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound or (iv) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equityholders is a party or by which it is bound.

Section 3.18           Compliance with Environmental Requirements; No Hazardous Materials.  Except in each case as set forth on the Information Certificate:

(a)           No Hazardous Materials are located on any properties now or previously owned, leased or operated by any Credit Party or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law or which could reasonably be expected to have a Material Adverse Effect.  No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination.

(b)           No underground storage tanks are located on any properties now or previously owned, leased or operated by any Credit Party, or were located on any such property and subsequently removed or filled.

(c)           No notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is in existence or, to Borrowers’ knowledge, proposed, threatened or anticipated with respect to or in connection with the operation of any properties now or previously owned, leased or operated by any Credit Party.  All such properties and their existing and prior uses, and any disposal of Hazardous Materials from any thereof, comply and at all times have complied with all Environmental Laws.  There is no condition on any of such properties which is in violation of any Environmental Laws and no Credit Party has received any communication from or on behalf of any governmental authority that any such condition exists.

(d)           There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Borrowers have knowledge in relation to the current or prior business of Borrowers or any property or facility now or previously owned, leased or operated by any Credit Party which has not been delivered to Agent.

(e)           For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Credit Party.

Section 3.19           Intellectual Property.  Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party and all such Intellectual Property existing as of the Closing Date and registered with the U.S. government, any foreign government or any agency or department thereof is set forth on the Information Certificate.  All Intellectual Property of each Credit Party is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances.  To Borrowers’ knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20           Real Property Interests.  Except for the ownership, leasehold or other interests set forth in the Information Certificate, no Credit Party has, as of the Closing Date, any ownership, leasehold or other interest in real property.

Section 3.21           Solvency.  Each Credit Party:  (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

Section 3.22           Full Disclosure.  None of the information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents, including without limitation the information set forth in the Information Certificate, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All financial projections delivered to Agent and the Lenders have been prepared on the basis of the assumptions stated therein.  Such projections represent Borrowers’ best estimate of Borrowers’ future financial performance and such assumptions are believed by Borrowers to be fair in light of current business conditions; provided that Borrowers can give no assurance that such projections will be attained.

Section 3.23           Representations and Warranties Incorporated from Other Operative Documents.  As of the Closing Date, each of the representations and warranties made in the Operative Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

ARTICLE IV
AFFIRMATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1             Financial Statements and Other Reports.  Each Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to provide the information required to be delivered to the Lenders hereunder, and will deliver to Agent, and, in the case of the deliveries required by paragraphs (a) through (f), (l), (m), (o) and (p), each Lender:

(a)           as soon as practicable and in any event within thirty (30) days after the end of each month (45 days with respect to any month which is the end of a fiscal quarter and 90 days after the end of Borrowers’ Fiscal Year end), a consolidated and consolidating balance sheet of Holdings and its Consolidated Subsidiaries (including, without limitation, Williams) as at the end of such month and the related consolidated and consolidating statements of operations and cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(l), all in reasonable detail and certified by a Responsible Officer as fairly presenting the financial condition and results of operations of Holdings and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Holdings, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

(b)           as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated and consolidating balance sheet of Holdings and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to Section 4.1(l), certified (solely with respect to such consolidated statements) without qualification by independent public accountants acceptable to Agent of nationally recognized standing;

(c)           together with each delivery of financial statements pursuant to Sections 4.1(b), a Compliance Certificate and an Excess Cash Flow Certificate;

(d)                                 [Reserved];

(e)           promptly upon request of Agent, copies of all reports submitted to any Credit Party by its independent public accountants in connection with each annual, interim or special audit of the financial statements of any Credit Party made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit;

(f)            promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by any Credit Party to its security holders, (ii) all regular and periodic reports and all registration statements and prospectuses filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any successor, (iii) all press releases and other statements made available generally by any Credit Party concerning material developments in the business of any Credit Party and (iv) all Swap Contracts entered into by any Credit Party;

(g)           promptly upon any officer of any Credit Party obtaining knowledge (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party has given any notice or taken any other action with respect to a claimed default thereunder, (ii) of any change in any Credit Party’s certified accountant, (iii) that any Person has given any notice to any Credit Party or taken any other action with respect to a claimed default under any material agreement or instrument (other than the Financing Documents) to which any Credit Party is a party or by which any of its assets is bound or (iv) of the institution of any litigation or arbitration involving an alleged liability of any Credit Party equal to or greater than $500,000 or any adverse determination in any litigation or arbitration involving a potential liability of any Credit Party equal to or greater than $500,000, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(h)           promptly upon any officer of any Credit Party obtaining knowledge (other than as set forth in the Information Certificate as of the Closing Date) of (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution on a timely basis to any ERISA Plan or to any Multiemployer Pension Plan, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that a Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of a reportable event under Section 4043 of ERISA (for which a reporting requirement is not waived) with respect to any Pension Plan, (v) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), (vi) any material increase in the contingent liability of a Borrower or any Subsidiary with respect to any post-retirement welfare plan benefit or (vii) any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposed to take with respect thereto;

(i)            other than as set forth in the Information Certificate as of the Closing Date, promptly upon any officer of any Credit Party obtaining knowledge of any complaint, order, citation, notice or other written communication from any Person delivered to any Credit Party with respect to, or if any officer of any Credit Party becomes aware of (x) the existence or alleged existence of a violation of any Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Material or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by any Credit Party, or due to the operations or activities of any Credit Party or any other Person on or in connection with any such property or any part thereof or (y) any release on any of such properties of Hazardous Materials in a quantity that is reportable under any applicable Environmental Law, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(j)            promptly upon any officer of any Credit Party obtaining knowledge that any Credit Party has either (x) registered or applied to register any Intellectual Property with the U.S. government, any foreign government or any agency or department thereof, or (y) acquired any interest in real property (including leasehold interests in real property), a certificate of a Responsible Officer describing such Intellectual Property and/or such real property in such detail as Agent shall reasonably require;

(k)           promptly upon receipt or transmission, copies of any reports or notices related to any material taxes and any other material reports or notices received by any Credit Party from, or filed by any Credit Party with, any Federal, state or local governmental agency or body;

(l)            within thirty (30) days following the conclusion of each Fiscal Year, Borrowers’ annual operating plans, operating and capital expenditure budgets, and financial forecasts, including cash flow projections covering proposed fundings, repayments, additional advances, investments and other cash receipts and disbursements, each for the then following three (3) Fiscal Years, presented on a monthly basis for the next Fiscal Year only and on an annual basis for the two (2) subsequent Fiscal Years, all of which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Lenders, and promptly following the preparation thereof, updates to any of the foregoing from time to time prepared by management of Borrowers;

(m)          as soon as available and in any event within ten (10) Business Days after the end of each month, and from time to time upon the request of Agent, a Borrowing Base Certificate as of the last day of the month most recently ended;

(n)           within two (2) Business Days after any request therefor, such information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as Agent or any Lender may reasonably request;

(o)           upon the request of Agent, which may be made not more than once each year prior to an Event of Default (and so long as no Event of Default then exists, at Agent’s expense) and at any time (but not more often than quarterly) while and so long as an Event of Default shall be continuing (in which event, at Borrowers’ expense), a report of an independent collateral auditor satisfactory to Agent (which may be, or be affiliated with, a Lender) with respect to the components of the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Certificate most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of Borrowers) and Inventory (including verification as to the value, location and respective types);

(p)           from time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current fair market values of all or any portion of the real estate owned by a Borrower or any Subsidiaries.  In addition to the foregoing, from time to time, but in the absence of a Default or Event of Default not more than once during each calendar year, Agent may require Borrowers, at Agent’s expense (so long as no Event of Default then exists) to obtain and deliver to Agent appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the real estate and personal property owned by either Borrower or any Subsidiaries thereof; and

(q)           with reasonable promptness, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Agent or any Lender.

Section 4.2             Payment and Performance of Obligations.  Each Borrower (i) will pay and discharge, and cause each of its Subsidiaries to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except for such obligations and liabilities (x) that may be the subject of a Permitted Contest and (y) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3             Conduct of Business and Maintenance of Existence.  Each Borrower will continue, and will, if applicable, cause each Subsidiary thereof to continue, to engage in business of the same general type as it now conducts and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

Section 4.4                                      Maintenance of Property; Insurance.

(a)           Each Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)           Each Borrower will maintain, and will cause each Subsidiary thereof to maintain, (i) physical damage insurance on all real and personal property on an all risks basis (including the perils of flood and quake), covering the repair and replacement cost of all such property and consequential loss coverage for business interruption and public liability insurance (including products/completed operations liability coverage) in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Agent and (ii) such other insurance coverage in such amounts and with respect to such risks as Agent may reasonably request.  All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

(c)           On or prior to the Closing Date, Borrowers will cause Agent to be named as an additional insured, assignee and loss payee, as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content acceptable to Agent.  Borrowers will deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated as of such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured and loss payee of written notice thereof, (ii) upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the date of this Agreement and (iv) forthwith, notice of any cancellation or non-renewal of coverage by Borrowers.

(d)                                 [Reserved]

(e)           In the event Borrowers fail to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral.  This insurance may, but need not, protect either Borrower’s interests.  The coverage purchased by Agent may not pay any claim made by a

Borrower or any claim that is made against a Borrower in connection with the Collateral.  Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance Borrowers are able to obtain on its own.

Section 4.5             Compliance with Laws.  Each Borrower will comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), except for such laws, ordinances, rules, regulations and requirements the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

Section 4.6             Inspection of Property, Books and Records.  Each Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of Borrowers or any applicable Subsidiary, representatives of Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired.  In the absence of an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give Borrowers or any applicable Subsidiary commercially reasonable prior written notice of such exercise.  No notice shall be required during the existence and continuance of any Event of Default.

Section 4.7             Use of Proceeds.  Borrowers will use the proceeds of the Term Loan solely for payment of amounts due in connection with effectuating the Redemption, transaction fees incurred in connection with the Operative Documents and the refinancing on the Closing Date of Debt owing to a Person not an Affiliate of any Credit Party.  The proceeds of Revolving Loans shall be used by Borrowers solely for the purposes set forth in the preceding sentence and for working capital needs of Borrowers.

Section 4.8             Lenders’ Meetings.  Within forty-five (45) days after the end of each fiscal quarter (90 days with respect to Borrowers’ Fiscal Year end), Borrowers will, if requested by Agent, conduct a meeting of Agent and the Lenders (which meeting may be conducted telephonically) to discuss such fiscal quarter’s results and the financial condition of Borrowers and their Subsidiaries at which shall be present a Responsible Officer and such officers of the Credit Parties as may be reasonably requested to attend by Agent or any Lender, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting.  Such meetings shall be held at a time and place convenient to the Lenders and to Borrowers.

Section 4.9                                      [Reserved].

Section 4.10           Hazardous Materials; Remediation.  Borrowers will provide Agent within thirty (30) days after demand therefor with a bond, letter of credit or similar financial assurance evidencing to the satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect; provided, however, that such financial assurance shall not be required with respect to Borrowers’ headquarters and corporate offices located 14100 SW 72nd Avenue, Portland, Oregon and the contamination existing thereon as of the Closing Date unless the probably costs of remediation associated therewith are, in Agent’s judgment, greater than $300,000 in any year or exceed $1,500,000 in the aggregate.

Section 4.11                                [Reserved].

Section 4.12                                Further Assurances.

(a)           Each Borrower will, and will cause each Subsidiary thereof to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to establish, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), including on any and all assets of each Credit Party, whether now owned or hereafter acquired.

(b)           Without limiting the generality of the foregoing (but subject to the provisions contained in the definition of Permitted China Joint Venture), in the event that either Borrower or any of its Domestic Subsidiaries shall acquire or form any new Subsidiary after the date hereof, such Borrower or the respective Domestic Subsidiary will cause such new Subsidiary, upon such acquisition and concurrent with such formation (or, with respect to the creation and/or perfection of Liens on the assets of such Subsidiary, within such reasonable period of time after acquisition or formation as the Agent may, in its discretion, consent), (i) to execute a Guarantee (in form and content acceptable to Agent) guaranteeing payment and performance of all of the Obligations and to take such other action (including, without limitation, authorizing the filing of such UCC financing statements and delivering certificates in respect of the equity securities of such Subsidiary) as shall be necessary or appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for the benefit of the Lenders on substantially all assets that would, or are intended to, constitute Collateral, both real and personal, in which such new Subsidiary has or may thereafter acquire any interest (it being agreed that leasehold mortgages will not be required with respect to office leases), (ii) to execute such other Security Documents, in form and content acceptable to Agent, as may be reasonably required or reasonably requested by Agent in connection with the actions contemplated by the preceding clause (i) and (iii) to deliver such proof of corporate (or comparable) action, incumbency of officers, opinions of counsel and other documents as Agent shall have required or requested; provided, however, that anything contained in this Section 4.12 to the contrary notwithstanding, no Foreign Subsidiary shall be required to execute any such Guarantee or grant a Lien on any of its assets to the extent but only for long as such Guarantee or grant would result in adverse tax consequences to the Borrowers under Section 956 of the Code as reasonably demonstrated by Borrowers.  Until such time that any Subsidiary shall have fully complied with the provisions of this paragraph, and without limitation of any rights and remedies available to Agent and Lenders as a result thereof, the operating results of such Subsidiary shall be disregarded in the calculation of EBITDA for any measurement period.

(c)           Borrowers will, and will cause each of their respective Subsidiaries to, take such action from time to time as shall be necessary to ensure that Agent shall have, for the benefit of Lenders, a first priority Lien on all capital stock or other equity securities of each Subsidiary; provided, however, that anything contained in this Section 4.12 to the contrary notwithstanding, neither the Borrowers nor any of their Subsidiaries will be required to pledge more than sixty-five percent (65%) of the voting equity interests of any Foreign Subsidiary to the extent that a pledge of a greater percentage thereof would result in adverse tax consequences to the Borrowers under Section 956 of the Code as reasonably demonstrated by Borrowers.  In the event that any additional equity securities shall be issued by any Subsidiary, Borrowers shall or shall cause each of their respective Subsidiaries to, concurrently with such issuance, deliver to Agent to the extent required by the applicable Financing Documents the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank and to take such other action as Agent shall request to perfect the security interest created therein pursuant to such Financing Documents.

ARTICLE V
NEGATIVE COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1             Debt.  Neither Borrower will, nor will it permit any Subsidiary (including, without limitation, any Inactive Entity) to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for:

(a)                                  Debt and Letter of Credit Liabilities under the Financing Documents;

(b)           Debt or such Contingent Obligations outstanding on the date of this Agreement as set forth in the Information Certificate;

(c)           Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $250,000;

(d)           net obligations to a counterparty under any Swap Contract permitted or required pursuant to the terms of this Agreement;

(e)           unsecured Debt not to exceed $250,000 in the aggregate at any time outstanding which is subordinated to the Obligations in a manner satisfactory to Agent; and

(f)            intercompany Debt arising from loans made by a Borrower or a Domestic Subsidiary to a Permitted China Joint Venture or a Foreign Subsidiary in an amount not to exceed, at the time the loan is made, the Available Investment Basket; provided, however, that upon the request of Agent at any time, any such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations.

Section 5.2             Liens.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)                                  Liens created by the Security Documents;

(b)                                 Liens existing on the date of this Agreement as set forth in the Information Certificate;

(c)           any Lien on any asset securing Debt permitted under Section 5.1(c) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within ninety (90) days after the acquisition thereof;

(d)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)           Liens arising in the ordinary course of business (i) in favor of carriers, warehousemen, mechanics and materialmen, and other similar Liens imposed by law and (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or the subject of a Permitted Contest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(f)            attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 in the aggregate arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; and

(g)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary.

Section 5.3             Contingent Obligations.  Neither Borrower will, nor will it permit any Subsidiary (including any Inactive Entity) to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for:

(a)           Contingent Obligations arising in respect of the Debt and Letter of Credit Liabilities under the Financing Documents;

(b)                                 Contingent Obligations resulting from endorsements for collection or deposit in the ordinary course of business;

(c)           so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by a Borrower or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(d)                                 Contingent Obligations outstanding on the date of this Agreement as set forth in the Information Certificate;

(e)           Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $100,000 in the aggregate at any time outstanding;

(f)            Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(g)           Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 5.8; and

(h)                                 Contingent Obligations to the extent permitted under clause (b) of Section 5.1.

Section 5.4             Restricted Distributions.  Neither Borrower will, nor will it permit any Subsidiary (including, without limitation any Inactive Entity) to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution (including, without limitation pursuant to the terms of the Put and Call Agreement); provided that the foregoing shall not restrict or prohibit wholly-owned Subsidiaries from making dividends or distributions to a Borrower and shall not restrict or prohibit:

(a)           purchases of shares by Holdings of (or options to purchase shares of) equity interests in Holdings or options therefor from employees of any Credit Party upon their death, termination or retirement, so long as (x) before and after giving effect to any such dividend or distribution for such purpose, (i) no Event of Default shall have occurred and be continuing and (ii) Borrowers are in compliance on a pro forma basis with the covenants set forth in Article VI recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement and (y) such purchases or payments after the date hereof do not exceed $100,000 in any Fiscal Year and do not exceed $250,000 in the aggregate; and

(b)           the issuance by Holdings of Series C preferred stock with terms and provisions reasonably acceptable to Agent as consideration pursuant to the exercise by

Investor of its put option under the Put and Call Agreement with respect to up to 7 million share of common stock of Holdings held by Investor.

Section 5.5             Restrictive Agreements.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly (i) enter into or assume any agreement (other than the Financing Documents and the Subordinated Debt Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Subordinated Debt Documents) on the ability of any Subsidiary to:  (1) pay or make Restricted Distributions to a Borrower or any other Subsidiary; (2) pay any Debt owed to a Borrower or any other Subsidiary; (3) make loans or advances to a Borrower or any other Subsidiary; or (4) transfer any of its property or assets to a Borrower or any other Subsidiary.

Section 5.6                                      Payments and Modifications of Subordinated Debt and Liabilities Inactive Entities.

(a)           Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly (i) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for regularly scheduled payments of principal and interest (but no voluntary prepayments) in respect of such Subordinated Debt made in full compliance with any and all subordination provisions applicable to such Subordinated Debt; and (ii) amend or otherwise modify the terms of any Subordinated Debt if the effect of such amendment or modification is to (a) increase the interest rate or fees on such Debt; (b) change the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt other than due to the capitalization of interest; (c) change any event of default or add or make more restrictive any covenant with respect to such Debt; (d) change the prepayment provisions of such Debt; (e) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (f) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Borrowers, any Subsidiaries or Lenders.

(b)           Borrowers may pay or may invest sufficient capital to permit the Inactive Entities to pay those contingent liabilities and expenses expressly identified on the Information Certificate in the amounts indicated thereon as of the Closing Date, so long as (x) before and after giving effect to any such payment or distribution, (i) no Event of Default shall exist or result therefrom, and (ii) Borrowers are in compliance on a pro forma basis with the covenants set forth in Article VI recomputed for the most recently ended quarter for which information is available, and (y) such distributions or payments do not exceed $1,000,000 in the aggregate.

Section 5.7             Consolidations, Mergers and Sales of Assets.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly (i) consolidate or merge with or into any other Person or (ii) sell, lease, license or otherwise transfer, directly or indirectly, any of its or their assets, other than (x) sales of Inventory in the ordinary course of their respective businesses, (y) dispositions of Cash Equivalents and (z) dispositions of equipment for cash and fair value that the board of directors (or comparable body) of Holdings determines in good faith is no longer used or useful in the business of Borrowers and their Subsidiaries if all of the following conditions are met:  (a) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $250,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year of Borrowers does not exceed $500,000; (b) the Net Cash Proceeds of such Asset Disposition are applied as required by 2.1(c); (c) after giving effect to the Asset Disposition and the repayment of Debt with the proceeds thereof, Borrowers are in compliance on a pro forma basis with the covenants set forth in Article VI recomputed for the most recently ended quarter for which information is available and is in compliance with all other terms and conditions of this Agreement; and (d) no Default or Event of Default then exists or would result from such Asset Disposition.

Section 5.8             Purchase of Assets, Investments.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly acquire any assets other than in the ordinary course of business.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly make, acquire or own any Investment in any Person other than (a) Investments set forth on the Information Certificate; (b) Cash Equivalents; (c) Investments in Foreign Subsidiaries and Permitted China Joint Ventures, in an amount not to exceed, at the time the Investment is made, the Available Investment Basket so long as there has been compliance with Section 4.12; (d) bank deposits established in accordance with Section 5.15; (e) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; (f) Investments in the form of Swap Contracts permitted under Section 5.3(c); and (g) loans to officers and employees in an aggregate principal amount not to exceed $100,000 at any time outstanding.  Without limiting the generality of the foregoing and except as expressly permitted hereunder, neither Borrower will, nor will it permit any Subsidiary to, (i) acquire or create any Subsidiary, (ii) engage in any joint venture or partnership with any other Person, or (iii) make any Investment in any Inactive Entity except to pay contingent liabilities that have been reduced to judgment or otherwise liquidated and are then due and payable by such Inactive Entity to the extent permitted under and in accordance with Section 5.6(b).

Section 5.9             Transactions with Affiliates.  Except (i) as permitted by Section 5.14, (ii) as otherwise disclosed in the Information Certificate, and (iii) for transactions that are disclosed to Agent in writing in advance of being entered into and which contain terms that are no less favorable to Borrowers or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Borrower.

Section 5.10           Modification of Organizational Documents.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly amend or otherwise modify any Organizational Documents of such Person, except for such amendments or other modifications required by law and fully disclosed to Agent.

Section 5.11                                Fiscal Year.  Neither Borrower will, nor will it permit any Subsidiary to, change its Fiscal Year.

Section 5.12           Conduct of Business.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto.

Section 5.13           Investor/AIP Fees.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees or other amounts to or for the account of Investor, AIP or any Affiliate of such Persons except, so long as no Event of Default is then continuing or would result therefrom, pursuant to the Management Agreement as it exists on the date hereof.

Section 5.14           Lease Payments.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments under a lease with a lease term of one year or more if, after giving effect thereto, the aggregate amount of minimum lease payments that Borrower and its Consolidated Subsidiaries have so incurred or assumed will exceed, on a consolidated basis, $100,000 for any calendar year under all such leases (excluding Capital Leases).

Section 5.15           Bank Accounts.  Neither Borrower will, nor will it permit any Subsidiary to, directly or indirectly, establish any new bank account without prior written notice to Agent and unless Agent, the applicable Borrower or such Subsidiary and the bank at which the account is to be opened enter into a control agreement regarding such bank account pursuant to which such bank acknowledges the security interest of Agent in such bank account, agrees to comply with instructions originated by Agent directing disposition of the funds in the bank account without further consent from such Borrower, and agrees to subordinate and limit any security interest the bank may have in the bank account on terms satisfactory to Agent.

ARTICLE VI
FINANCIAL COVENANTS

Each Borrower agrees that, so long as any Credit Exposure exists:

Section 6.1             Capital Expenditures.  Borrowers will not permit the aggregate amount of Capital Expenditures for any period set forth below to exceed the amount set forth below for such period:

Period	Amount
Fiscal Year ended September 30, 2005	$4,000,000
Fiscal Year ended September 30, 2006 and each Fiscal Year end thereafter	$2,000,000

Section 6.2             Minimum EBITDA.  Borrowers will not permit EBITDA for the twelve (12) month period ending on the last day of any fiscal quarter, commencing with the fiscal quarter ending on December 31, 2004, to be less than $10,000,000.

Section 6.3             Fixed Charge Coverage Ratio.  Borrowers will not permit the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of any fiscal quarter of Borrower, commencing with its fiscal quarter ending on December 31, 2004, to be less than 1.10 to 1.00.

Section 6.4             Interest Coverage Ratio.  Borrower will not permit the Interest Coverage Ratio for the twelve (12) month period ending on the last day of any fiscal quarter of Borrower, commencing with its fiscal quarter ending on December 31, 2004, to be less than 3.00 to 1.00.

Section 6.5             Total Debt to EBITDA Ratio.  Borrowers will not permit the ratio of (i) Total Debt on any date set forth below to (ii) EBITDA for the twelve (12) month period ending on such date (or, if any portion of such period precedes the Closing Date, for the period commencing on the Closing Date and ending on such date, expressed on an annualized basis) to exceed the ratio set forth below opposite such date:

Date	Ratio
December 31, 2004	2.10
March 31, 2005	2.00
June 30, 2005	1.75
September 30, 2005	1.75

December 31, 2005	1.50
March 31, 2006	1.50
June 30, 2006	1.50
September 30, 2006	1.50

December 31, 2006	1.25
March 31, 2007	1.25
June 30, 2007	1.25
September 30, 2007	1.25

December 31, 2007	1.25
March 31, 2008	1.25
June 30, 2008	1.25
September 30, 2008	1.25

December 31, 2008 and each fiscal quarter thereafter	1.00

ARTICLE VII
CONDITIONS

Section 7.1             Conditions to Initial Funding.  The obligation of each Lender to make the initial Loans and of Agent to issue any Support Agreements on or after the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the Closing Checklist, each in form and substance satisfactory to Agent, and to the consummation of the following conditions precedent, each to the satisfaction of Agent and Lenders in their sole discretion:

(a)           evidence of the consummation of the transactions (other than the Redemption and the funding of the Loans) contemplated by the Operative Documents or that all conditions precedent thereto, except for the funding of the Loans, have been fully satisfied in accordance with the Operative Documents and applicable law;

(b)                                 the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c)           the satisfaction of Agent as to the absence, since September 30, 2003, of any material adverse change in any aspect of the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party, or any event or condition which could reasonably be expected to result in such a material adverse change;

(d)           the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date, which certificate shall evidence immediately available excess borrowing capacity of Revolving Loans of not less than $3,000,000 after giving effect to the initial funding of Loans on the Closing Date and the consummation of the transactions contemplated by the Operative Documents; and

(e)                                  receipt by Agent of such other documents, instruments and/or agreements as Agent may reasonably request.

Section 7.2             Conditions to Each Loan and Support Agreement.  The obligation of the Lenders to make a Loan or of Agent to issue any Support Agreement (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a)           in the case of a Revolving Loan Borrowing, receipt by Agent of a Notice of Borrowing in accordance with Section 2.2(b) and in the case of any Support Agreement, receipt by Agent of a Notice of LC Credit Event in accordance with Section 2.5(a);

(b)           the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c)           the fact that, immediately before and after such borrowing or issuance, no Default or Event of Default shall have occurred and be continuing; and

(d)           the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true and correct on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date.

Each borrowing, each giving of a Notice of LC Credit Event hereunder and each giving of a Notice of Borrowing hereunder shall be deemed to be a representation and warranty by Borrowers on the date of such borrowing or notice as to the facts specified in Sections 7.2(b), 7.2(c) and 7.2(d).

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.1             Events of Default.  For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)           Borrowers shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document;

(b)           Borrowers shall fail to observe or perform any covenant contained in Section 4.1, Section 4.4, Section 4.7, Section 4.10, Article V, or Article VI;

(c)           any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within fifteen (15) days after the earlier of (1) receipt by Borrowers of notice from Agent or Required Lenders of such default or (2) actual knowledge of either Borrower or any other Credit Party of such default;

(d)           any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e)           (1) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any Swap Contracts, to cause, Debt or other liabilities having an individual principal amount in excess of $250,000 or having an aggregate principal amount in excess of $500,000 to become or be declared due prior to its stated maturity or (2) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document;

(f)            any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h)           (1) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, (2) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (3) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without un-accrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000;

(i)            one or more judgments or orders for the payment of money aggregating in excess of $250,000 shall be rendered against any or all Credit Parties and such judgments or orders shall continue unsatisfied and un-stayed for a period of ten (10) days;

(j)            (1) Investor shall collectively cease to, directly or indirectly, own and control at least (i) 50% of the outstanding equity interests of Holdings owned by them on the Closing Date (after giving effect to the consummation of the transactions contemplated by the Operative Documents) or (ii) that percentage of the outstanding voting equity interests of Holdings necessary at all times to elect a majority of the board of directors of Holdings and to direct the management policies and decisions of Holdings, (2) Holdings shall cease to directly own and control one hundred percent (100%) of each class of the outstanding equity interests of Williams, or (3) subject to the provisions of Section 5.7 and Section 5.8 hereof and other than with respect to Permitted China Joint Ventures, Borrower shall cease to, directly or indirectly, own and control one hundred percent (100%) of each class of the outstanding equity interests of each Subsidiary;

(k)           any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be secured thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert in writing;

(l)            any Credit Party shall be prohibited or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any casualty, any labor strike which, in Agent’s judgment is likely to cause a material disruption or interference with the conduction of Borrowers’ business, any determination, ruling, decision, decree or order of any court or regulatory authority of competent jurisdiction or any other event and such casualty, labor strike, determination, ruling, decision, decree, order or other event remains un-stayed and in effect for any period of ten (10) days;

(m)          any of the Operative Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any such party shall so assert in writing;

(n)           Holdings engages in any type of business activity other than the ownership of the capital stock of Williams, and performance of its obligations under Operative Documents to which it is a party;

(o)           (i) any creditor of an Inactive Entity successfully asserts or imposes liability on any Credit Party, or any Credit Party otherwise becomes liable for, the liabilities (contingent or otherwise) of any of the Inactive Entities, including those contingent liabilities set forth on the Information Certificate or as may hereafter arise, or (ii) any Inactive Subsidiary pays or is required to pay (whether pursuant to judicial process or otherwise) any liability to any third party, in each case under clauses (i) and (ii) above, either individually or in the aggregate, in an amount exceeding $1,000,000; and

(p)           The failure of any of the following (each as described in the Schedule 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed by Holdings with the Securities and Exchange Commission) to occur on or before September 30, 2004:

(i)            The filing by the board of directors of Holdings with the Secretary of State of the State of Delaware of the Certificate of Amendment to the Series B Designation with respect to Holding’s Series B preferred stock;

(ii)           The filing by the board of directors of Holdings with the Secretary of State of Delaware of the Certificate of Designation for Holdings’ Series C preferred stock; or

(iii)          Holdings successfully effects the redemption of at least 98,114 shares of Series B preferred stock of Holdings for an aggregate purchase price not to exceed $26,000,210.

Section 8.2             Acceleration and Suspension or Termination of Revolving Loan Commitment.  Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (i) by notice to Borrowers suspend or terminate the Revolving Loan Commitment, in whole or in part (and, if in part, such reduction shall be pro rata among the Lenders having a Revolving Loan Commitment Percentage) and/or (ii) by notice to the Borrowers declare the Obligations to be, and the Obligations shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers and Borrowers will pay the same; provided that in the case of any of the Events of Default specified in Section 8.1(f) or 8.1(g) above, without any notice to Borrowers or any other act by Agent or the Lenders, the Revolving Loan Commitment shall thereupon terminate and all of the Obligations shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers and Borrowers will pay the same.

Section 8.3             Cash Collateral.  If (i) any Event of Default specified in Section 8.1(f) or 8.1(g) shall occur, (ii) the Obligations shall have otherwise been accelerated pursuant to Section 8.2 or (iii) the Revolving Loan Commitment shall have been terminated pursuant to Section 8.2, then without any request or the taking of any other action by Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liabilities and future payment of related fees.

Section 8.4             Default Rate of Interest and Suspension of LIBOR Rate Options.  At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) in excess of the rates otherwise payable under this Agreement.  Furthermore, at the election of Agent or Required Lenders during any period in which any Event of Default is continuing (x) as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Prime Rate Loans and (y) the LIBOR election will not be available to Borrowers.

Section 8.5             Setoff Rights.  During the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrowers or any of their Subsidiaries (regardless of whether such balances are then due to Borrowers or their Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of a Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to the Obligations as provided in this Section 8.5.

Section 8.6             Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrowers or any guarantor of all or any part of the Obligations, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (b) in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied:  first, to all fees, costs, indemnities and expenses incurred by or owing to Agent, with respect to this Agreement, the other Financing Documents, or the Collateral; second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender, with respect to this Agreement, the other Financing Documents, or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents.  Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

ARTICLE IX
EXPENSES, INDEMNITY, TAXES AND RIGHT TO PERFORM

Section 9.1             Expenses.  Each Borrower hereby agrees, jointly and severally, to promptly pay (i) all costs and expenses of Agent (including without limitation the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, (ii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, including title investigations, (iii) without limitation of the preceding clause (i), expenses of Agent in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, and (iv) all costs and expenses incurred by Lenders in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, provided, that to the extent that the costs and expenses referred to in this clause (iv) consist of fees, costs and expenses of counsel, Borrowers shall be obligated to pay such fees, costs and expenses for only one counsel acting for all Lenders (other than Agent).

Section 9.2             Indemnity.  Borrowers hereby agree, jointly and severally, to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Operative Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Borrower, any Subsidiary or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Notes and Letters of Credit, except that Borrowers shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

Section 9.3             Taxes.  Borrowers agree to pay all governmental assessments, charges or taxes (except income or other similar taxes imposed on Agent or Lenders), including any interest or penalties thereon, at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement or the other Financing Documents or the issuance of the Notes or Letters of Credit and to indemnify and hold Agent and Lenders harmless against liability in connection with any such assessments, charges or taxes.

Section 9.4             Right to Perform.  If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense and Borrowers agree to reimburse Agent therefor on demand.  All amounts owing hereunder or under any other Financing Document may be satisfied in full, subject to the provisions of Section 2.2(a)(ii), through the making of Agent Advances.

ARTICLE X
AGENT

Section 10.1           Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Security Documents on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Except as otherwise expressly provided in Section 11.5 or by the terms of the Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.  The provisions of this Article X are solely for the benefit of Agent and Lenders and neither Borrowers nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrowers or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 10.2           Agent and Affiliates.  Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 10.3           Action by Agent.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Financing

Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 10.4           Consultation with Experts.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5           Liability of Agent.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Financing Document; (iii) the satisfaction of any condition specified in any Financing Document, except receipt of items required to be delivered to Agent; (iv) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Credit Party.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 10.6           Indemnification.  Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.  The obligations of Lenders under this Section 10.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.7           Right to Request and Act on Instructions.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion), Agent shall have no obligation to take any action if it believes, in good faith, that such action exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.6.

Section 10.8           Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 10.9           Collateral Matters.  Lenders irrevocably authorize Agent, at its option and in its discretion, to (x) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations and the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letters of Credit; or (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents) and (y) release or subordinate any Lien granted to or held by Agent under any Security Document constituting property described in Section 5.2(c) (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the identification of any property described in Section 5.2(c)).  Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 10.9.

Section 10.10         Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefore, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 10.11         Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 10.12         Successor Agent.  Agent may resign at any time by giving written notice thereof to the Lenders and Borrowers.  Upon any such resignation, Required Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be an institution organized or licensed under the laws of the United States of America or of any State thereof.  Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

Section 10.13                          Disbursements of Revolving Loans; Payment.

(a)                                  Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i)            Agent shall have the right, on behalf of Lenders, to disburse funds to Borrowers for all Revolving Loans requested by Borrowers pursuant to the terms of this Agreement.  Absent the prior receipt by Agent of a written notice from any Lender pursuant to which such Lender notifies Agent that such Lender shall cease making Revolving Loans (whether due to the existence of a Default or Event of Default or otherwise), Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Revolving Loans requested by Borrowers.  Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to Borrowers.  If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrowers, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of the Revolving Loan requested by Borrowers no later than noon (Chicago time)

on the date of funding of such Revolving Loan, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified in writing by Agent to Lenders from time to time.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrowers, and Borrowers shall immediately repay such amount to Agent.  Any repayment required pursuant to this Section 10.13 shall be without premium or penalty.  Nothing in this Section 10.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(ii)           On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or e-mail of the amount of each such Lender’s Pro Rata Share of the Revolving Loan balance (including any Agent Advances) as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Lender’s actual Pro Rata Share of the Revolving Loan balance to such Lender’s required Pro Rata Share of the Revolving Loan balance as of any Settlement Date, the party from which such payment is due (i) shall be deemed, irrevocably and unconditionally, to have purchased, without recourse or warranty, an undivided interest and participation in the Revolving Loans sufficient to equate such Lender’s actual Pro Rata Share of the Revolving Loan balance as of such Settlement Date with such Lender’s required Pro Rata Share of the Revolving Loans as of such date and (ii) shall pay Agent, without setoff or discount, in same day funds, by wire transfer to the Payment Account not later than noon (Chicago time) on the Business Day following the Settlement Date the full purchase price for such interest and participation, equal to one hundred percent (100%) of the principal amount of the Revolving Loans being purchased and sold.  In the event settlement shall not have occurred by the date and time specified in the immediately preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the Prime Rate plus the Prime Rate Margin.

(iii)          On each Settlement Date, Agent shall advise each Lender by telephone, facsimile or e-mail of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan, to the extent of such Lender’s credit exposure with respect thereto, and shall make payment to such Lender not later than noon (Chicago time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, that, in the case such Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from Borrowers.

(iv)          The provisions of this Section 10.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to a Borrower or any other Credit Party.

(b)           Term Loan Principal Payments.  Payments of principal of the Term Loan will be settled on the date of receipt if received by Agent on the first Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the first Business Day of a month.

(c)                                  Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Defaulted Lenders.  The failure of any Defaulted Lender to make any Revolving Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Revolving Loan or payment, but neither any Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make a Revolving Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

Section 10.14         Additional Titled Agents.  Except for rights and powers, if any,  expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents.  Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Revolving Loan

Commitment, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.  No successor or replacement Additional Titled Agent shall be designated or elected to serve upon the resignation or deemed resignation by any Person of its role as an Additional Titled Agent.

ARTICLE XI
MISCELLANEOUS

Section 11.1           Survival.  All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Operative Documents and the execution, sale and delivery of the Notes.  The indemnities and agreements set forth in Article IX shall survive the payment of the Obligations and any termination of this Agreement.

Section 11.2           No Waivers.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.3           Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrowers and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrowers; provided, that notices, requests or other communications shall be permitted by e-mail only where expressly provided in the Financing Documents.  Each such notice, request or other communication shall be effective (i) if given by facsimile or e-mail, when such notice is transmitted to the facsimile number or e-mail address specified by this Section or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

Section 11.4           Severability.  In case any provision of or obligation under this Agreement or the Notes or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.5           Amendments and Waivers.  Any provision of this Agreement or any other Financing Document (other than Swap Contracts) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrowers and the Required Lenders (and, if (x) any amendment would increase either such Lender’s Revolving Loan Commitment Amount or increase such Lender’s funding obligations in respect of any Term Loan, by such Lender and (y) the rights or duties of Agent or LC Issuer are affected thereby, by Agent or the LC Issuer, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation; (ii) postpone the date fixed for any payment (other than a payment pursuant to Section 2.1(c)) of principal of any Loan, or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation or any fees hereunder or for any termination of any commitment; (iii) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv) increase any of the dollar limitations set forth in Section 5.7 by more than 10% each in the aggregate; (v) amend or waive this Section 11.5 or the definitions of the terms used in this Section 11.5 insofar as the definitions affect the substance of this Section 11.5; (vi) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document; or (vii) increase any of the advance rates by more than five (5) percentage points each in the aggregate set forth in the Borrowing Base Certificate.

Section 11.6                                Assignments; Participations; Replacement of Lenders.

(a)                                  Assignments.

(i)            Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loans and interest in the Revolving Loan Commitment, together with all related obligations of such Lender hereunder.  Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the Revolving Loan Commitment and outstanding Loans.  Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500.

(ii)           From and after the date on which the conditions described above have been met, (i) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrowers shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s percentage interest in the Revolving Loan Commitment plus the principal amount of the Eligible Assignee’s Term Loan (and, as applicable, Notes in the principal amount of that portion of the Revolving Loan Commitment retained by the assigning Lender plus the principal amount of the Term Loan retained by the assigning Lender).  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrowers any prior Note held by it.

(iii)          Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its offices located in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive, and Borrowers, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by Borrowers and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(iv)          Notwithstanding the foregoing provisions of this Section 11.6(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b)                                 Participations.

Any Lender may at any time, without the consent of, or notice to, Borrowers or Agent, sell to one or more Persons participating interests in its Loans, commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrowers shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 11.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders.  Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant.  Borrowers agree that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 8.5.  Each Borrower further agrees that each Participant shall be entitled to the benefits of Sections 2.3(e)(v), 2.8 and 2.9 to the same extent as if such Participant were a Lender; provided, that (i) no Participant shall be entitled to receive any greater payment under Section 2.3(e)(v) or 2.9 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such sale is made with Borrowers’ prior written consent and (ii) no Participant that is organized under the laws of a jurisdiction other than the United States shall be entitled to the benefits of Section 2.8 unless such Participant shall have complied with the provisions of Section 2.8(c) (assuming, for such purposes only, that such Participant is a Lender).

(c)                                  Replacement of Lenders.

Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 2.3(e)(v) or Section 2.3(f), which demand shall not have been revoked, (ii) Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto, Borrowers may, at their option, notify the Agent and such Affected Lender (or Defaulted Lender or non-consenting Lender, as the case may be) of Borrowers’ intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be reasonably satisfactory to Agent (and to Swingline Lender, in the event the Replacement Lender intends to assume all or any portion of the Revolving Loan Commitment). In the event Borrowers obtain a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender (or Defaulted Lender or non-consenting Lender, as the case may be) shall sell and assign its Loans and funding commitments hereunder to such Replacement Lender in accordance with the terms of a duly executed and delivered Assignment Agreement; provided, that (i) Borrowers shall have reimbursed such Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment and (ii) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.6(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.6(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.6(c), Agent, on behalf of Borrowers, shall be entitled (but not obligated) to execute such an Assignment Agreement on behalf of such replaced Lender, and any such Assignment Agreement so executed by Agent, the replacement Lender and, to the extent required pursuant to Section 11.6(a), Borrowers, shall be effective for purposes of this Section 11.6(c) and Section 11.6(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

(d)           Credit Party Assignments.  No Credit Party may not assign or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.7           Headings.  Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 11.8           Confidentiality.  In handling any confidential information of any Credit Party, Agent and each Lender shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have agreed to be bound by the provisions of this Section 11.8, (iii) as required by law, regulation, rule, request or order, subpoena, judicial order or similar order and in connection with any litigation and (iv) as may be required in connection with the examination, audit or similar investigation of such Person.  Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a Person other than a Credit Party, provided Agent does not have actual knowledge that such third party is prohibited from disclosing such information.  The obligations of Agent and Lenders under this Section 11.8 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 11.9           GOVERNING LAW; SUBMISSION TO JURISDICTION.  THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 11.10         WAIVER OF JURY TRIAL.  EACH OF BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 11.11                          Publication; Advertisement.

(a)           Publication.  No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its

Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by any law, regulation, rule, request or order, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Administrative Agent prior written notice of such publication or other disclosure or (ii) with Merrill Lynch’s prior written consent.

(b)           Advertisement.  Each Lender and each Credit Party hereby authorizes Merrill Lynch to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which Merrill Lynch elects to submit for publication.  In addition, each Lender and each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, Merrill Lynch shall provide Borrowers with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, Merrill Lynch may, from time to time, publish such information in any media form desired by Merrill Lynch, until such time that Borrowers shall have requested Merrill Lynch cease any such further publication.

Section 11.12         Counterparts; Integration.  This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.13         Waiver of Consequential and Other Damages.   To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 11.14         No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 11.15         Certain Waivers.

(a)           Nature of Liability; Knowledge, etc.  Each of the Borrowers shall be jointly and severally liable hereunder and under each of the other Financing Documents with respect to all Obligations, regardless of which of the Borrowers actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which the Borrowers, the Agent or the Lenders account therefor in their respective books and records.  Notwithstanding the foregoing, (i) each Borrower’s obligations and liabilities with respect to proceeds of Loans which it receives or Letters of Credit or Support Agreements issued for its account, and related fees, costs and expenses, and (ii) each Borrower’s obligations and liabilities arising as a result of the joint and several liability of the Borrowers hereunder with respect to proceeds of Loans received by, or Letters of Credit or Support Agreements issued for the account of, any of the other Borrowers, together with the related fees, costs and expenses, shall be separate and distinct obligations, both of which are primary obligations of such Borrower.  Without limiting the generality of the foregoing in any manner, all representations and warranties of Borrowers’ contained herein are made jointly and severally.  For purposes of the agreements, representations, warranties and covenants contained in this Agreement and in the other Financing Documents, the knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.  Neither the joint and several liability of, nor the Liens granted to the Agent under the Security Documents by, any of the Borrowers shall be impaired or released by (A) the failure of the Agent or any Lender, any successors or assigns thereof, or any holder of any Note or any of the Obligations to assert any claim or demand or to exercise or enforce any right, power or remedy against any Borrower, any Subsidiary of any Borrower, any other Person, the Collateral or otherwise; (B) any extension or renewal for any period (whether or not longer than the original period) or exchange of any of the Obligations or the release or compromise of any obligation of any nature of any Person with respect thereto; (C) the surrender, release or exchange of all or any part of any property (including without limitation the Collateral) securing payment, performance and/or observance of any of the Obligations or the compromise or extension or renewal for any period (whether or not longer than the original period) of any obligations of any nature of any Person with respect to any such property; (D) any action or inaction on the part of the Agent or any Lender, or any other event or condition with respect to any other Borrower, including any such action or inaction or other event or condition, which might otherwise constitute a defense available to, or a discharge of, such other Borrower, or a guarantor or surety of or for any or all of the Obligations; and (E) any other act, matter or thing (other than payment or performance of the Obligations) which would or might, in the absence of this provision, operate to release, discharge or otherwise prejudicially affect the obligations of such or any other Borrower.

(b)           Waivers by Borrowers.  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower or guarantor of the Obligations, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, Borrowers.  It is agreed among Borrowers, the Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Financing Documents and that, but for the provisions of this Article XI and such waivers, the Agent and the Lenders would decline to enter into this Agreement.

(c)           Subordination of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Financing Document, and except as set forth in subsection (e) below, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash.  Each Borrower acknowledges and agrees that this subordination is intended to benefit the Agent and the Lenders and shall not limit or otherwise affect Borrowers’ liability hereunder or the enforceability of this Article XI, and that the Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth herein.

(d)           Limitation.  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Article XI (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article II) shall be limited to an amount not to exceed as of any date of determination the greater of:

(i)            the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(ii)           the amount which could be claimed by the Agent and the Lenders from such Borrower under this Article XI without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under subsection (e) below.

(e)           Contribution with Respect to Obligations.  To the extent that any Borrower shall make a payment under this Article XI of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Joint Liability Payments in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments.  As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Article XI without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(f)            This Section is intended only to define the relative rights of the Borrowers and nothing set forth in this Section is intended to or shall impair the obligations of the Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Financing Document.  Nothing contained in this Section shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(g)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrowers to which such contribution and indemnification is owing.  The rights of any indemnifying a Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

[Balance of Page Intentionally Left Blank]
- Signature Page Follows -

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WILLIAMS CONTROLS INC., a Delaware corporation	WILLIAMS CONTROLS INDUSTRIES, INC., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

Address: 14100 SW 72nd Avenue, Portland, Oregon 97224
Facsimile number: 503-624-3812

Borrowers’ Account Designation:

[Name of bank]
ABA No.:
Account No.:
Account Name:
Reference:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Agent and a Lender

By:
Name:
Title:

Address: 222 N. LaSalle Street, 17th Floor Chicago, Illinois 60601 Attn: Legal Department
Facsimile number: (312)499-3126
E-Mail Address: bruce.frank@ml.com

Payment Account Designation:
LaSalle Bank, NA
Chicago, IL
ABA No.: 071000505
Account No.: 5800393182
Account Name: MLBFS - Corporate Finance
Reference: Williams Controls, Inc.

Annex A

Commitment Annex

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage	Term Loan Commitment Amount	Term Loan Commitment Percentage
Merrill Lynch Capital	$8,000,000	100%	$17,000,000	100%

TOTALS	$8,000,000	100%	$17,000,000	100%

Annex B

Closing Checklist

Exhibit A to Credit Agreement (Assignment Agreement)

This Assignment Agreement (this “Assignment Agreement”) is entered into as of                           by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”).  Reference is made to the Credit Agreement dated as of September 27, 2004 (as amended or otherwise modified from time to time, the “Credit Agreement”) among Williams Controls Industries, Inc. (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee hereby agree as follows:

1.             Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto (the “Schedule”), in and to Assignor’s rights and obligations under the Credit Agreement as of the effective date set forth on the Schedule (the “Effective Date”).  Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.  On the Effective Date, Assignee shall pay to Assignor an amount equal to the aggregate amounts assigned pursuant to the Schedule (exclusive of unfunded portions of the Revolving Loan Commitment) and Assignor shall pay to Assignee a closing fee in respect of the transactions contemplated hereby in the amount specified on the Schedule.

2.             Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Financing Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any other Credit Party or any other Person or the performance or observance by any Credit Party of its Obligations under the Credit Agreement or any other Financing Documents or any other instrument or document furnished pursuant thereto.

3.             Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Financing Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (ii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (vi) represents and warrants that Assignee is not a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) or, if it is a foreign person, that it has delivered to Agent the documentation required to be delivered to Agent by Section 13 below; (vii) represents and warrants that Assignee is (or, upon receipt of the required consents hereto by Agent and Borrowers will become) an Eligible Assignee and (viii) represents and warrants that it has experience and expertise in the making or the purchasing of loans such as the Loans, and that it has acquired the interests described herein for its own account and without any present intention of selling all or any portion of such interests.

4.             Each of Assignor and Assignee represents and warrants to the other party hereto that it has full power and authority to enter into this Assignment Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

5.             Upon the effectiveness of this Assignment Agreement pursuant to Section 13 below, (i) Agent shall register Assignee as a Lender, pursuant to the terms of the Credit Agreement, (ii) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder, (iii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and (iv) Agent shall thereafter make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee.  Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Agent or with respect to the making of this assignment directly between themselves.

6.             Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Assignment Agreement.

7.             Neither this Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Assignment Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

8.             For the purposes hereof and for purposes of the Credit Agreement, the notice address of Assignee shall be as set forth on the Schedule.  Any notice or other communication herein required or permitted to be given shall be in writing and delivered in accordance with the notice provisions of the Credit Agreement.

9.             In case any provision in or obligation under this Assignment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.           THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

11.           This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

12.           This Assignment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same agreement.

13.           This Assignment Agreement shall become effective as of the Effective Date upon the satisfaction of each of the following conditions:  (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by each of Agent and Borrowers as evidence of its consent hereto to the extent required pursuant to Section 11.6(a) of the Credit Agreement, (iii) the receipt by Agent of the administrative fee referred to in Section 11.6(a) of the Credit Agreement, (iv) in the event Assignee is a Foreign Lender, the receipt by Agent of United States Internal Revenue Service Forms W-8ECI, W-8BEN or Form W-8IMY (as applicable), or such other forms, certificates or other documents prescribed by United States Internal Revenue Service properly completed and executed by Assignee certifying as to Assignee’s entitlement to exception from withholding or deduction of Taxes, and (v) the receipt by Agent of originals or telecopies of the counterparts described above.

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

Consented to:

Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent

By:
Title:

Williams Controls Industries, Inc.

By:
Title:

Schedule to Assignment Agreement

Assignor:
Assignee:
Effective Date:

Credit Agreement dated as of                             , 2004 among Williams Controls Industries, Inc. and Williams Controls, Inc., as Borrowers, the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent

Interests Assigned:

Commitment/Loan	Revolving Loan Commitment	Term Loan
Assignor Amounts	$	$
Amounts Assigned	$	$
Assignor Amounts (post-assignment)	$	$

Closing Fee:	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:
Attention:	ABA #:
Telephone:	Account #:
Facsimile:	Reference:

Exhibit B to Credit Agreement (Excess Cash Flow Certificate)

WILLIAMS CONTROLS INDUSTRIES, INC.
WILLIAMS CONTROLS, INC.

Date:                ,

This certificate is given by                               , a Responsible Officer of                 (“Borrower”), pursuant to Section 4.1(c) of that certain Credit Agreement dated as of September 27, 2004 among William Controls, Inc., Williams Controls Industries, Inc., the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a)                                  set forth below is a schedule of Excess Cash Flow for the year ended                               ,            and the calculation of the required prepayment of $                              ; and

(b)                                 the schedule set forth below is based on the audited financial statements which have been delivered to Agent in accordance with Section 4.1(b) of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this         day of                     ,            .

By:
Name:
Title	of

Excess Cash Flow is defined as follows:

Operating Cash Flow (as calculated on the Compliance Certificate)	$

Less:

Cash payments in respect of income or franchise taxes

Regularly scheduled principal payments with respect to Debt actually paid (including the portion of scheduled payments under Capital Leases allocable to principal but excluding repayments of Revolving Loans and other Debt subject to re-borrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment), and excluding the amortization of debt discount or premium)

Total Interest Expense (as calculated on the Compliance Certificate)

Restricted Distributions made in cash by Borrower and permitted under Section 5.4 of the Credit Agreement

Increase (or plus the decrease) in Working Capital (defined below)

Increases (or plus the decrease) in long term deferred tax assets

Decreases (or plus the increase) in long term deferred tax liabilities

Excess Cash Flow	$

Required prepayment percentage	75.0%

Required prepayment amount	$

Decrease (increase) in Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:

		Beg. of Period	End of Period

Current assets		$	$

Less:	Cash

Cash Equivalents

Amounts due from Affiliates

Adjusted current assets:		$	$

Current liabilities:		$	$

Less:	Revolving Loans

Current portion of Debt

Amounts due to Affiliates

Adjusted current liabilities:		$	$

Working Capital:		$	$

Decrease (Increase) in Working Capital (calculated as the beginning of period Working Capital minus end of period Working Capital)			$

Exhibit C to Credit Agreement (Compliance Certificate)

COMPLIANCE CERTIFICATE

WILLIAMS CONTROLS INDUSTRIES, INC.
WILLIAMS CONTROLS, INC.

Date:               ,

This certificate is given by                                  , a Responsible Officer of [Williams Controls Industries, Inc./William Controls, Inc] (a “Borrower”), pursuant to Section 4.1(c) of that certain Credit Agreement dated as of September 27, 2004 among Borrowers, the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a)           the financial statements delivered with this certificate in accordance with Section 4.1(a) and/or 4.1(b) of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Holdings and its Subsidiaries (including Williams) as of the dates of such financial statements;

(b)           I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrowers and their Subsidiaries during the accounting period covered by such financial statements;

(c)           such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrowers have taken, is undertaking and proposes to take with respect thereto;

(d)           Borrowers are in compliance with the covenants contained in Article VI of the Credit Agreement, as demonstrated by the calculation of such covenants below, except as set forth in Schedule 1 hereto; and

(e)           No customer (together with its Affiliates) of Williams or any of its Subsidiaries has accounted for greater than        % of the gross revenues of Williams and its Consolidated Subsidiaries for the twelve-month period covered by the financial statements delivered herewith;

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this         day of                      ,       .

By:
Name:
Title	of

CAPITAL EXPENDITURES

(Section 6.1)

Capital Expenditures for the applicable measurement period (the “Defined Period”) are defined as follows:

Amount capitalized during the Defined Period by Borrowers and their consolidated Subsidiaries as capital expenditures for property, plant, and equipment or similar fixed asset accounts, including any such expenditures by way of acquisition of a Person or by way of assumption of Debt or other obligations, to the extent reflected as plant, property and equipment

$

Plus:	deposits made in the Defined Period in connection with property, plant, and equipment; less deposits of a prior period included above

Less:

Net Cash Proceeds of Asset Dispositions received during the Defined Period which (i) Borrowers or a Subsidiary are permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Proceeds of Property Insurance Policies received during the Defined Period which (i) Borrowers or a Subsidiary are permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Capital Expenditures		$

Less:	Portion of Capital Expenditures financed during the Defined Period under Capital Leases or other Debt (Debt, for this purpose, does not include drawings under the Revolving Loan Commitment)

Unfinanced Capital Expenditures (used in calculation of Operating Cash Flow (defined in Section 6.3 of the Compliance Certificate))		$

Capital Expenditures (from above)

Permitted Capital Expenditures	$

In Compliance	Yes/No

EBITDA
(Section 6.2)

EBITDA for the applicable measurement period (the “Defined Period”) is defined as follows:

Net income (or loss) for the Defined Period of Borrowers and their Consolidated Subsidiaries, but excluding:  (a) the income (or loss) of any Person (other than Subsidiaries of Borrower) in which a Borrower or any of its Subsidiaries has an ownership interest unless received by such Borrower or its Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Borrower or is merged into or consolidated with a Borrower

$

Plus:	Any provision for (or less any benefit from) income and franchise taxes included in the determination of net income for the Defined Period

Interest expense, net of interest income, deducted in the determination of net income for the Defined Period

Amortization and depreciation deducted in the determination of net income for the Defined Period

Losses (or less gains) from Asset Dispositions included in the determination of net income for the Defined Period (excluding sales, expenses or losses related to current assets)

Other non-cash losses (or less gains) included in the determination of net income for the Defined Period and for which no cash outlay (or cash receipt) is foreseeable

Expenses and fees included in the determination of net income and incurred during the Defined Period to consummate the transactions contemplated by the Operative Documents, but solely to the extent disclosed in writing to Agent prior to the Closing Date

Extraordinary losses (or less gains) included in the determination of net income during the Defined Period, net of related tax effects

Less:

Expenditures made after the Closing Date, but during the Defined Period, in connection with the consummation of the transactions contemplated by the Operative Documents, but not reflected in the pro forma balance sheet referenced in Section 3.5(c) and not deducted in the determination of net income

EBITDA for the Defined Period	$

Required EBITDA for the Defined Period	$

In Compliance	Yes/No

FIXED CHARGE COVERAGE RATIO

(Section 6.3)

Fixed Charge Coverage Ratio for the applicable measurement period (the “Defined Period”) is defined as follows:

Fixed Charges: Interest expense ($          ), net of interest income ($          ), interest paid in kind ($          ) and amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Operative Documents and included in interest expense ($          ), included in the determination of net income of Borrowers and their Consolidated Subsidiaries for the Defined Period (“Total Interest Expense”)

$

Plus:	Any provision for (or less any benefit from) income or franchise taxes included in the determination of net income for the Defined Period

Scheduled payments of principal for the Defined Period with respect to all Debt (including the portion of scheduled payments under Capital Leases allocable to principal but excluding mandatory prepayments required by Section 2.1(c) and excluding scheduled repayments of Revolving Loans and other Debt subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment (or equivalent loan commitment))

Increases (or less the decreases) during the Defined Period in deferred tax assets

Decreases (or less the increases) during the Defined Period in deferred tax liabilities

Restricted Distributions made by Borrowers in cash during the Defined Period

Fixed Charges		$

Operating Cash Flow:

EBITDA for the Defined Period (calculated in the manner required by Section 6.2 of the Compliance Certificate)		$

Less:	Unfinanced Capital Expenditures for the Defined Period (calculated in the manner required by Section 6.1 of the Compliance Certificate)

To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount capitalized during the Defined Period, as long term assets, other than Capital Expenditures

Operating Cash Flow	$

Fixed Charge Coverage Ratio (Ratio of Operating Cash Flow to Fixed Charges) for the Defined Period	to 1.0

Minimum Fixed Charge Coverage for the Defined Period	to 1.0

In Compliance	Yes/No

INTEREST COVERAGE RATIO

(Section 6.4)

Total Interest Expense (calculated in the manner required by Section 6.3 of the Compliance Certificate) for the applicable measurement period (the “Defined Period”)	$

Operating Cash Flow for the Defined Period (calculated in the manner required by Section 6.3 of the Compliance Certificate)	$

Interest Coverage Ratio (Ratio of Operating Cash Flow to Interest Expenses) for the Defined Period	to 1.0

Minimum Required Interest Coverage Ratio for the Defined Period	to 1.0

In Compliance	Yes/No

TOTAL DEBT TO EBITDA RATIO

(Section 6.5)

Total Debt:

	Average daily principal balance of the Revolving Loans for the one month period ending on the last day of the applicable measurement period (the “Defined Period”)	$

Plus:	Outstanding principal balance of the Term Loan as of the last day of the Defined Period

Outstanding principal balance of all other Debt of Borrowers and their Consolidated Subsidiaries as of the last day of the Defined Period

	Total Debt	$

	EBITDA for the Defined Period (calculated in the manner required by Section 6.1 of the Compliance Certificate)	$

	Ratio of Total Debt to EBITDA for the Defined Period	to 1.0

	Maximum Permitted Ratio of Total Debt to EBITDA for the Defined Period	to 1.0

	In Compliance	Yes/No

Exhibit D to Credit Agreement (Borrowing Base Certificate)

WILLIAMS CONTROLS INDUSTRIES, INC.
WILLIAMS CONTROLS, INC.

Date:              ,

This certificate is given by                           , a Responsible Officer of [Williams Controls Industries, Inc./Williams Controls, Inc.] (a “Borrower”), pursuant to Section 4.1(m) of that certain Credit Agreement dated as of September 27, 2004 among Borrowers, the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a)           Attached hereto as Schedule 1 is a calculation of the Borrowing Base for Borrowers as of the above date;

(b)           based on such schedule, the Borrowing Base as the above date is:

$

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this            day of                   ,       .

By:
Name:
Title	of

BORROWING BASE CALCULATION

WILLIAMS CONTROLS INDUSTRIES, INC.
WILLIAMS CONTROLS, INC.

Accounts of Williams and its Subsidiaries reflected on the Borrowers’ consolidated balance sheet (as of the date above).		$

Less:	Ineligible Accounts:

Accounts which remain unpaid for more than 60 days after the due date specified in the original invoice or for more than 90 days after the invoice date if no due date was specified

Accounts due from customers whose principal places of business are located outside of the United States, to the extent such accounts exceed 25.0% of Borrowers’ aggregate accounts receivable, excluding, however, such Accounts that are backed by a letter of credit (provided that such letter of credit was issued or confirmed by a bank that is organized under the laws of the United States of America or a State thereof and has capital and surplus in excess of $500,000,000)

Accounts with respect to which the customer is the United States of America or any department, agency, or instrumentality thereof; except for those Accounts for which Williams has complied with the Federal Assignment of Claims Act (Ref. 31 U.S.C. Section 3727)

Accounts with respect to which the customer is an Affiliate of a Borrower or a director, officer, agent, stockholder, or employee of a Borrower or any of their Affiliates

Accounts with respect to which there is any unresolved dispute with the respective customer but only to the extent of such dispute

Accounts with respect to which Agent does not have a valid, first priority and fully perfected security interest and Accounts subject to any Lien except those in favor of Agent and Permitted Encumbrances; including Accounts evidenced by an instrument (as defined in Article 9 of the UCC) not in the possession of Agent

Accounts with respect to which the customer is the subject of any bankruptcy or other insolvency proceedings

Accounts due from a customer to the extent that such Accounts exceed in the aggregate an amount equal to twenty five percent (25%) of the aggregate of all Accounts at said date

Accounts with respect to which the customer’s obligation to pay is conditional or subject to a repurchase obligation or right to return, including bill and hold sales, guarantied sales, sale or return transactions, sales on approval or consignment sales

Accounts due from a customer if fifty percent (50%) or more of the dollar amount of all Accounts owing by that customer are ineligible under the other criteria set forth herein

Ineligible Accounts		$

Eligible Accounts (Accounts less Total Ineligible Accounts)		$

Advance Rate			%

Accounts Availability		$

Inventory owned by, and in the possession of Williams and its Subsidiaries, and located in the United States of America, reflected on the Borrowers’ consolidated balance sheet (as of the date above), valued at the lower of cost or market (including adequate reserves for obsolete, slow moving or excess quantities), on a first-in, first-out basis

$

Less:	Ineligible Inventory:

Inventory with respect to which Agent does not have a valid, first priority and fully perfected security interest

Inventory with respect to which there exists any Lien (other than Permitted Encumbrances) in favor of any Person other than Agent

Inventory to the extent not readily marketable, or otherwise of a type not consumed or held by Williams or a Subsidiary for resale in the ordinary course of its business

Inventory produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i)

Inventory which Agent determines, in the exercise of reasonable discretion and in accordance with Agent’s or Borrowers’ customary business practices, to be unacceptable for borrowing purposes due to age, quality, type, category and/or quantity (e.g. work-in-process)

Ineligible Inventory	$

Eligible Inventory (Inventory less Total Ineligible Inventory)	$

Advance Rate		%

Inventory Availability	$

Borrowing Base (Accounts Availability plus Inventory Availability)

Exhibit E to Credit Agreement (Notice of Borrowing)

WILLIAMS CONTROLS INDUSTRIES, INC.
WILLIAMS CONTROLS, INC.

Date:                  ,

This certificate is given by                                  , a Responsible Officer of [Williams Controls Industries, Inc./Williams Controls, Inc.] (a “Borrower”), pursuant to Section [2.2(b)/2.3(e)] of that certain Credit Agreement dated as of September 27, 2004 among Borrowers, the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby gives notice to Agent of Borrowers’ request to:  [complete as appropriate]

(a)           on [    date    ] borrow $[                  ] of Revolving Loans, which Revolving Loans shall be [Prime Rate Loans/LIBOR Loans having an Interest Period of               month(s)];

(b)           on [    date    ] convert $[                  ]of the aggregate outstanding principal amount of the [                  ] Loan, bearing interest at the [                  ] Rate, into a(n) [                  ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [          ] month(s)];

(c)           on [    date    ] continue $[                  ]of the aggregate outstanding principal amount of the [                  ] Loan, bearing interest at the LIBOR, as a LIBOR Loan having an Interest Period of [         ] month(s).

The undersigned officer hereby certifies that, both before and after giving effect to the request above (i) each of the conditions precedent set forth in Sections 7.2(b), 7.2(c) and 7.2(d) have been satisfied, (ii) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete as of the date hereof, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty is true and correct as of such earlier date and (iii) no Default or Event of Default has occurred and is continuing on the date hereof.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this        day of                  ,       .

By:
Name:
Title	of